Exhibit 10.1

CONFIDENTIAL	Execution Version

NOTE: STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY AND SUBJECT IN ALL RESPECTS TO THE CONFIDENTIALITY AGREEMENT SIGNED BETWEEN THE COMPANY (OR ITS AFFILIATE) AND RECIPIENT (OR ITS AFFILIATE). CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES.

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this “Agreement”) is made and entered into as of October 30, 2023, by and between ED Umbrella Holdings, LLC, a Delaware limited liability company (“Buyer”), on the one hand, and Sunlight Financial Holdings Inc., a Delaware corporation (the “Company”). Buyer and the Company may each be referred to herein individually as a “Party” and collectively as the “Parties”. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, effective as of the date hereof, (i) Buyer, (ii) the Company, SL Financial Holdings Inc., SL Financial Investor I LLC, SL Financial Investor II LLC, and Sunlight Financial LLC (collectively, the “Debtors”), (iii) Cross River Bank, a New Jersey state-chartered bank (“CRB”), and (iv) certain holders of Class A Shares and tax benefit payments under the Tax Receivable Agreement (as defined below) (collectively with the other parties, the “RSA Parties”) are entering into the Restructuring Support Agreement (as may be amended, supplemented, or otherwise modified from time to time, the “RSA”).

WHEREAS, following the execution of this Agreement and the RSA, the Debtors shall (i) commence a solicitation for acceptance of a plan of reorganization, substantially in the form attached hereto as Exhibit B (the “Plan”) and (ii) file the Chapter 11 Cases (as defined below) for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

WHEREAS, the Company owns, directly or indirectly, more than fifty percent (50%) of the combined voting power of the total outstanding Equity Interests of each of SL Financial Holdings Inc., SL Financial Investor I LLC, SL Financial Investor II LLC, Sunlight Financial LLC, and SLF Loan Pool Trust 1 (each, a “Transferred Entity” and collectively with the Company, the “Transferred Entities”).

WHEREAS, the Transferred Entities are engaged in, or hold assets or liabilities relating to, the Business.

WHEREAS, to implement the reorganization of the Debtors, Buyer desires to provide funding for the Plan in the Chapter 11 Cases in exchange for acquiring, as provided in the Plan, New Common Stock (as defined below) and the New A-1 Preferred Stock (as defined below) as set forth on the capitalization schedule (the “Capitalization Schedule”) attached hereto as Exhibit C (the “Buyer Equity Interests”) at the Effective Time, upon the terms and subject to the conditions set forth herein.

WHEREAS, on or prior to the issuance of the Buyer Equity Interests, the Company shall amend and restate its (i) certificate of incorporation in the form attached as Exhibit D hereto (the “A&R Certificate”) and (ii) bylaws in the form attached as Exhibit E hereto (the “A&R Bylaws”).

WHEREAS, at the Effective Time, as set forth in the Plan, the Company shall enter into the Amended and Restated Loan Program Agreements in the form attached as Exhibit F hereto with CRB (the “A&R Loan Program Agreements”) and the Amended and Restated Loan and Security Agreement in the form attached as Exhibit G hereto (the “A&R Loan and Security Agreement”).

WHEREAS, at the Effective Time, CRB shall provide exit financing to the reorganized Company in the form of a delayed-draw promissory note of up to $20,000,000 convertible into New Preferred Stock in the form attached as Exhibit H hereto (the “CRB Exit Notes”).

WHEREAS, at the Effective Time, as set forth in the Plan, the Company shall issue to CRB New Common Stock and the New Series A-2 Preferred Stock (as defined below) as set forth on the Capitalization Schedule (together with any New Preferred Stock issued to CRB upon conversion of the CRB Exit Notes, the “CRB Equity Interests”).

 WHEREAS, at the Effective Time, Buyer and CRB shall be the only holders of Equity Interests in the Company and, by virtue of such holdings, shall each be entitled to a beneficial interest (proportionate to their respective Equity Interests in the Company) in the reorganized Company’s assets, including, but not limited to, any and all retained rights, claims, and Causes of Action of the reorganized Company, including such Causes of Action which are derivative in nature.

WHEREAS, upon the Closing, Buyer and CRB, as the sole shareholders of the reorganized Company, shall enter into the shareholder agreement in the form attached as Exhibit I hereto (the “Shareholder Agreement”).

WHEREAS, the board of directors of the Company (the “Company Board”) established an independent committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Independent Committee”) to, among other things, analyze, review, evaluate, recommend or not recommend any proposed strategic alternative transaction involving the Company, and negotiate the terms of this Agreement and transactions contemplated hereby (the “Contemplated Transactions”).

WHEREAS, the Independent Committee has unanimously (i) determined that this Agreement and the Contemplated Transactions, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company, (ii) has deemed advisable and approved this Agreement and the Contemplated Transactions, and (iii) has recommended that the Company Board approve and declare advisable this Agreement and the Contemplated Transactions (the “Independent Committee Recommendation”).

WHEREAS, the Company Board, acting upon the Independent Committee Recommendation, (i) has determined that the Contemplated Transactions are fair to, and in the best interests of, the Company and (ii) has approved and declared advisable the Company’s entry into this Agreement and the consummation of the Contemplated Transactions.

WHEREAS, the general partner or the applicable governing body of Buyer (i) has approved this Agreement and (ii) has determined that the Contemplated Transactions are fair to, advisable and in the best interests of, Buyer and its stockholder(s).

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Contemplated Transactions and also prescribe various terms of and conditions thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing (including the mutual releases, compromises, settlements, covenants, and other provisions contained in the Plan and the RSA) and the mutual representations, warranties, covenants and agreements contained in this Agreement, for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the Parties hereto agree as follows:

ARTICLE I
THE TRANSACTION

1.1            Issuance and Sale of the Buyer Equity Interests. On the terms and subject to the conditions set forth in this Agreement and the Confirmation Order, at the Closing, the Company shall issue, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Company, the Buyer Equity Interests, free and clear of all liens (other than any restrictions under the Securities Act or any other applicable securities Laws).

1.2            Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE IX, the closing of the Contemplated Transactions (the “Closing”) shall take place by the electronic exchange of documents on a date to be specified by the Parties (but in no event later than the second (2nd) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in ARTICLE IX, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Buyer and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”. For all purposes under this Agreement and each other Transaction Document, (a) except as otherwise provided in this Agreement or such other Transaction Documents, all matters at the Closing will be considered to take place simultaneously and (b) the Closing shall be deemed effective as of the Effective Time.

ARTICLE II

PURCHASE PRICE AND CERTAIN CLOSING MATTERS

2.1            Purchase Price. The aggregate consideration to be paid by Buyer to the Company for the issuance and sale of all of the Buyer Equity Interests set forth in this Agreement (the “Purchase Price”) shall be an amount in cash equal to $15,000,000. The Purchase Price shall be distributable by the Debtors in accordance with the Plan. Buyer shall transfer the Purchase Price to the Company for distribution in accordance with the Plan.

2.2            Escrowed Funds. Upon the execution of this Agreement, pursuant to the terms of the Escrow Agreement, Buyer shall immediately deposit with Citibank, N.A., in its capacity as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds, $7,500,000 (the “Escrowed Funds”), such amount being equal to fifty percent (50%) of the Purchase Price, to be released by the Escrow Agent and delivered to either Buyer or the Company in accordance with this Agreement and the provisions of the Escrow Agreement. The Escrowed Funds (together with all accrued investment income thereon, if any) shall be distributed upon the earlier of the Closing or the termination of this Agreement in accordance with Section 2.3(a)(ii) or Section 10.2, as applicable.

2.3            Certain Closing Deliverables. At the Closing:

(a)            The Company shall deliver or cause to be delivered to Buyer (or with respect to clause (iii), to the Escrow Agent) the following:

(i)            a certificate evidencing the Buyer Equity Interests, duly endorsed in blank or accompanied by a stock power duly executed in blank or other duly executed instrument of transfer as required by applicable Law or otherwise to validly issue title in and to the Buyer Equity Interests to Buyer;

(ii)            a counterpart of the Joint Written Instructions, duly executed by the Company, directing the Escrow Agent to deliver to the Company the Escrowed Funds in accordance with Section 2.2;

(iii)            the officer’s certificate required to be delivered to Buyer pursuant to Section 9.2(d);

(iv)            a properly completed and executed certificate in accordance with Section 6.8;

(v)            evidence that the A&R Certificate has been filed and accepted by the Delaware Secretary of State;

(vi)            evidence that the A&R Bylaws have been implemented as the bylaws of the Company;

(vii)           a counterpart of the Shareholder Agreement, duly executed by the Company and CRB; and

(viii)            all other documents, instruments of conveyance and transfer, in form and substance reasonably acceptable to Buyer, as may be necessary to convey the Buyer Equity Interests to Buyer.

(b)            Buyer shall deliver or cause to be delivered the following:

(i)            to the Company, the Purchase Price (less the Escrowed Funds), by wire transfer of immediately available funds to an account or accounts as directed by the Company at least three (3) Business Days prior to the Closing Date;

(ii)            to the Company a receipt for the Buyer Equity Interests, duly executed by Buyer;

(iii)            the officer’s certificate required to be delivered to the Company pursuant to Section 9.3(c);

(iv)            a counterpart of the Shareholder Agreement, duly executed by Buyer;

(v)            a counterpart of the Joint Written Instructions, duly executed by Buyer, directing the Escrow Agent to deliver to the Company the Escrowed Funds in accordance with Section 2.2; and

(vi)            all other documents, instruments of conveyance and transfer, in form and substance reasonably acceptable to the Company, as may be necessary to convey the Buyer Equity Interests to Buyer.

2.4      Withholding.      Notwithstanding any other provision of this Agreement, each of the Company, Buyer, and, as applicable, the Company’s or Buyer’s Affiliates shall be entitled to deduct and withhold solely for state and local tax purposes from any amount otherwise payable to any Person pursuant to this Agreement such amounts as the Company, Buyer, or the relevant Affiliates determine in good faith are required to be deducted and withheld with respect to the making of such payment under any provisions of applicable state and local Laws regarding taxes. Any amounts so withheld and timely paid over to the appropriate Governmental Body shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made. Buyer and its Affiliates agree that no withholding is required on any amounts with respect to any payment made in connection with the Contemplated Transactions for U.S. federal tax purposes, provided that the Company delivers a certificate required under Section 2.3(a)(iv). However, neither Buyer nor any of its Affiliates has determined if any withholding is required on any such amount for state or local tax purposes. If Buyer (or its Affiliates) determines that it is required to so deduct or withhold, Buyer (or its Affiliates) shall, as soon as reasonably practicable, notify the Company of its intent to deduct or withhold and shall reasonably cooperate with the Company in good faith to reduce or mitigate such withholding. Buyer (or its Affiliates) shall pay over or deposit with the relevant Governmental Body any amounts withheld pursuant to this Section 2.4.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the written disclosure schedule delivered by the Company to Buyer (the “Company Disclosure Schedule”) (subject to Section 11.15(c)) or (ii) in the Company SEC Documents filed by the Company with the SEC on or after January 1, 2022 (including all exhibits and schedules thereto and documents incorporated by reference therein and excluding any disclosures set forth under the headings “Risk Factors”, “Forward-Looking Statements”, “Market Risk” or any similar precautionary sections, and any other disclosures included therein to the extent predictive, cautionary or forward-looking in nature; provided that, nothing disclosed in any SEC Document shall be deemed to modify or qualify the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a)(i), Section 3.5 or Section 3.21)), the Company hereby represents and warrants to Buyer as follows:

3.1            Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)            The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is being conducted on the date of this Agreement and (ii) to own and use its assets in the manner in which its assets are owned and used as of the date of this Agreement, except where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Buyer complete and correct copies of (x) the Company’s certificate of incorporation, the Company’s bylaws and the certificate of formation of Sunlight Financial LLC (“Sunlight Financial”) and the LLCA, and (y) the certificate of incorporation or bylaws or equivalent organizational documents of the each of the Company’s Subsidiaries, in each case, as amended to and as in effect on the date of this Agreement.

(b)            Neither the Company nor any Company Subsidiary has taken any action in breach or violation in any respect of any of the provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any respect of any of the provisions of its certificate of incorporation, bylaws and other charter and organizational documents, except in each case as would not reasonably be expected to materially impair the ability of the Company to consummate, or prevent or materially delay, the Contemplated Transactions.

(c)            The Company has no Subsidiaries, except for the Entities identified in Exhibit 21.1 of the Most Recent Company 10-K; and neither the Company nor any of the other Entities identified in Exhibit 21.1 of the Most Recent Company 10-K owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Exhibit 21.1 of the Most Recent Company 10-K. The Company does not own, directly or indirectly, any Equity Interest in any joint venture, partnership or similar arrangement.

(d)            Except for Sunlight Financial, each Subsidiary of the Company is wholly-owned and wholly-managed by the Company or employees of the Company. Each of the Company and the Subsidiaries of the Company is qualified to do business as a foreign entity, and is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(e)            Section 3.1(e) of the Company Disclosure Schedule sets forth, each (i) Company Subsidiary and (ii) other Person in whom the Company, directly or indirectly, owns any shares of capital stock or other equity or voting securities or other equity interests, or any securities or obligations convertible into or exchangeable or exercisable for such shares, securities or interests, in each case other than investments in marketable securities and cash equivalents. The Company owns, beneficially and of record, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar interests in each of its Subsidiaries, free and clear of all Encumbrances (except for any Encumbrances imposed by applicable securities Laws or arising pursuant to the such Subsidiary’s charter or organizational documents), and all company, partnership, corporate or similar (as applicable) ownership, voting or similar interests of each of the Subsidiaries are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

3.2            Authority; Binding Nature of Agreement. Except for such authorizations as may be required by the Bankruptcy Court, the Company has all necessary power and authority to enter into, execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions, have been duly authorized by all necessary corporate action on the part of the Company, including approval of the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Contemplated Transactions, and any such authorizations are valid and have not been amended or withdrawn. Except for such authorizations as may be required by the Bankruptcy Court, this Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, and other Laws affecting creditors’ rights generally; and (b) Laws relating to the availability of specific performance, injunctive relief and other equitable remedies.

3.3            Non-Contravention; Consents.

(a)            Subject to the entry of the Confirmation Order, neither the execution, delivery or performance of this Agreement by the Company, nor the consummation of the Contemplated Transactions, will: (i) violate or conflict with any provision of the organizational documents of the Company or any Company Subsidiary; (ii) assuming all Consents have been obtained, all Filings have been made, conflict or violate any Law, order, judgment or decree to which the Company, its Subsidiaries or any of their properties or assets is subject; or (iii) require any consent or approval under, violate, result in any breach of or any loss of any benefit under, or constitute a default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in termination, modification, cancellation, first offer, first refusal or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract, Lease, Company Permit or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected; except in the case of clause (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            No authorization, permit, notification to, Consent of or Filing with, any Governmental Body is necessary or required for the execution and delivery by the Company or any Company Subsidiary of this Agreement or the consummation by the Company or any Company Subsidiary of the Contemplated Transactions, except for (i) such authorizations as may be required by the Bankruptcy Court, (ii) Filings with the SEC of such reports as may be required in connection with this Agreement and the Contemplated Transactions, (iii) any Filing with the NYSE or under applicable federal or state securities Laws and (iv) such Consents, orders and Filings that, if not obtained or made, would not reasonably be expected to materially impair the ability of the Company to consummate, or prevent or materially delay, the Contemplated Transactions or to cause a Company Material Adverse Effect.

3.4            Board Approval. The Company Board (at one or more meetings duly called and held) has: (a) determined that the consummation of the Contemplated Transactions, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company; and (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions. As of the date of this Agreement, such actions are valid and have not been amended or withdrawn.

3.5            Capitalization.

(a)            As of the date hereof, the authorized capital stock of the Company consists of (i) 420,000,000 Class A Shares, (ii) 20,000,000 shares of Class B common stock, par value of $0.0001 per share (“Class B Shares”), (iii) 65,000,000 Class C Shares (and together with the Class A Shares and the Class B Shares, collectively, the “Company Common Stock”), and (iv) 35,000,000 shares of preferred stock, par value of $0.0001 per share (the “Company Preferred Stock”). As of 5:00 p.m. ET on October 27, 2023 (such date and time, the “Capitalization Date”) there are: (i) 4,326,329 Class A Shares issued and outstanding; (ii) no Class B Shares issued and outstanding; (iii) 2,248,678 Class C Shares issued and outstanding; (iv) Public Warrants to purchase an aggregate of 862,500 of Class A Shares at an exercise price of $230.00 per share (exercise price subject to adjustment based upon Black-Sholes Formula), (v) Private Placement Warrants to purchase an aggregate of 495,000 Class A Shares at an exercise price of $230.00 per share (exercise price subject to adjustment based upon Black-Sholes Formula), and (vi) a warrant to purchase an aggregate of 31,389 Class EX Units, and 31,389 Class C Shares, which, upon exercise of such warrant such Class EX Units and Class C Shares issued in connection therewith shall be converted into 31,389 Class A Shares at an exercise price of $154.30 per unit (the “Tech Capital Warrant”). The Company holds 1,626 Class A Shares in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. From the close of business on October 27, 2023 until the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock have been issued. As of the Effective Time: (A) the Company’s authorized capital stock shall be as set forth in the A&R Certificate; (B) the only Equity Interests in the reorganized Company shall be as set forth on the Capitalization Schedule; and (C) all Company Common Stock, Company Preferred Stock, Public Warrants, Private Placement Warrants, the Tech Capital Warrant, and any other Equity Interests that were issued and outstanding as of immediately prior to the Effective Time shall have been cancelled for no consideration.

(b)            As of the Capitalization Date, the capital stock of Sunlight Financial consists of (i) 85,912,044 Class X Units issued and outstanding, (ii) 44,973,227 Class EX Units of Sunlight Financial issued and outstanding and (iii) the Tech Capital Warrant. All of the outstanding Class X and Class EX Units of Sunlight Financial have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Section 3.5(b) of the Company Disclosure Schedule, there are no Class X or Class EX Units that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable Stock Plan, restricted stock purchase agreement or other Contract with the Company or Sunlight Financial. From the Capitalization Date until the date of this Agreement, no Class EX Units or Class X Units have been issued, except for Class X Units in connection the exercise of their Redemption Right (as defined in the LLCA) by holders of Class EX Units and in accordance with the terms of the LLCA. As of the Effective Time, all Class X Units, Class EX Units and any other Equity Interests that are issued and outstanding as of immediately prior to the Effective Time and were not held by the Company’s direct and indirect Subsidiaries shall have been cancelled for no consideration.

(c)            Except as set forth in Company’s or any Company Subsidiary’s Organizational Documents and Section 3.5(c) of the Company Disclosure Schedule, (i) none of the outstanding shares of Company Common Stock or the Company Preferred Stock or the Class X Units or Class EX Units of Sunlight Financial is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right, (ii) none of the outstanding shares of Company Common Stock or the Company Preferred Stock or the Class X Units or Class EX Units of Sunlight Financial is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company or Sunlight Financial having a right to vote on any matters on which the Company stockholders have a right to vote, and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or the Company Preferred Stock or the Class X Units or Class EX Units of Sunlight Financial. Except as set forth in Section 3.5(c) of the Company Disclosure Schedule, the Company or Sunlight Financial is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock, Company Preferred Stock, Public Warrants, Private Placement Warrants, Class X Units, Class EX Units or other securities. Except as set forth in the Company’s Organizational Documents, Section 3.5(c) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company and Sunlight Financial, and specifies (i) each such holder of Company Common Stock, Warrants or Class EX Units, (ii) the original date of purchase of such Company Common Stock, Warrants or Class EX Units, (iii) the number of shares of Company Common Stock, Warrants or Class EX Units and (iv) the purchase price paid by such holder, and (v) any vesting schedule under which such repurchase rights lapse.

(d)            Except for the Company’s 2021 Equity Incentive Plan (the “Equity Plan”) and the Company’s Employee Stock Purchase Plan (the “ESPP” and together with the Equity Plan, the “Stock Plans”), and except as set forth in Section 3.5(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary sponsors, maintains or participates in any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. The Company has reserved 28,050,000 Class A Shares for issuance under the Equity Plan. As of the Capitalization Date, of such reserved Class A Shares, (i) 201,823 are issuable upon settlement of outstanding RSUs, and (ii) 1,402,500 shares remain available for future award grants pursuant to the Equity Plan. The Company has granted no other RSUs between the Capitalization Date and the date of this Agreement. As of the Capitalization Date, 170,000 Class A Shares are available for issuance under the ESPP and no Class A Shares are reasonably expected to be purchased under the current offering period under the ESPP. Section 3.5(d) of the Company Disclosure Schedule sets forth with respect to each RSU outstanding as of the date hereof: (A) the name of the holder; (B) the number Class A Shares issuable upon settlement of the RSU; (C) the date on which such RSU was granted; (D) the vesting schedule applicable to such RSU; (E) the date on which such RSU expires; (F) whether such RSU was granted under the Equity Plan or any predecessor plan; and (G) whether such RSU is held by a current or former employee, contractor, or director of the Company or a Company Subsidiary. The Company has made available to Buyer an accurate and complete copy of each of the Equity Plan and the ESPP and, with respect to each, forms of all RSU agreements and any other award agreements approved for use thereunder. As of the Effective Time, all RSUs that are issued and outstanding as of immediately prior to the Effective Time shall have been cancelled for no consideration.

(e)            Except for the outstanding Class EX Units of Sunlight Financial, the RSUs and the Warrants or as otherwise set forth in Section 3.5(e) of the Company Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any Company Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Company Subsidiary; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any Company Subsidiary. There are no outstanding or authorized stock appreciation rights, phantom stock, performance share units, profit participation or other similar rights with respect to the Company or any Company Subsidiary, and there are no binding arrangements that obligate the Company or any Company Subsidiary to grant any such securities or rights.

(f)            All outstanding shares of Company Common Stock as well as all RSUs, Warrants and all other securities of the Company, have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. The Company has delivered to Buyer accurate and complete copies of all RSU grants and Warrants.

3.6            SEC Filings; Financial Statements.

(a)            The Company and each Company Subsidiary has filed or furnished all reports required to be filed or furnished by it with the SEC since January 1, 2020, and the Company has made available to Buyer (including through the SEC’s EDGAR database) true, correct and complete copies of all such reports at least two (2) Business Days prior to the date hereof (collectively, the “Company SEC Documents”). As of their respective dates, each of the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, and none of the Company SEC Documents, as of their respective dates (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the date of such filing or amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, or, if amended, as of the date of the last such amendment filed or furnished prior to the date hereof, each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed or furnished. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Company Certifications”) were accurate and complete and comply as to form and content with all applicable Legal Requirements, in each case, as of the date such Company Certification was made. As used in this Section 3.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)            Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Documents and the Company Interim Unaudited Balance Sheet was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material). The Company maintains and will maintain a standard system of accounting established and administered in accordance with GAAP Other than as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP.

(c)            Except as set forth in Section 3.6(c) of the Company Disclosure Schedule, from July 9, 2021 through the date of this Agreement, the Company has not received any correspondence from the SEC or the staff thereof or any correspondence from the NYSE or the staff thereof relating to the delisting or maintenance of listing of the Company Common Stock on the NYSE. The Company has not disclosed any unresolved comments in the Company SEC Documents.

(d)            Since January 1, 2020, there have been no material internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of the Company, the Company Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(e)            The Company and each Company Subsidiary are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NYSE.

(f)            The Company and each Company Subsidiary maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) the Company and each Company Subsidiary maintains records that in reasonable detail accurately and fairly reflect the Company’s or its Subsidiary’s transactions and dispositions of assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) provide reasonable assurance that receipts and expenditures are made only in accordance with authorizations of management and the Company Board or the governing board of any Company Subsidiary, as applicable, and (iv) provide reasonable assurance regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s or a Company Subsidiary’s assets that could have a material effect on the Company’s financial statements. The Company and each Company Subsidiary has disclosed to Company’s auditors and the audit committee of the Company Board (and made available to Buyer a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s or a Company Subsidiary’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or a Company Subsidiary’s internal control over financial reporting. Except as disclosed in the Company SEC Documents, neither the Company nor any Company Subsidiary has identified any significant deficiencies or material weaknesses in the design or operation of the Company’s or such Company Subsidiary’s internal control over financial reporting. Since January 1, 2020, except as set forth on Section 3.6(f) of the Company Disclosure Schedule there have been no material changes in the Company’s or any Company Subsidiary’s internal control over financial reporting.

(g)            The Company and each Company Subsidiary maintain “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) (the “Company DC&Ps”) in compliance with the Exchange Act. The Company DC&Ps are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the Company Certifications.

3.7            Absence of Changes. From January 1, 2023 to the date of this Agreement: (a) the Company and each Company Subsidiary has conducted their business in the Ordinary Course of Business in all material respects (other than with respect to any COVID Measures, except as set forth in Section 3.7 of the Company Disclosure Schedule or in connection with the Contemplated Transactions), (b) there has not been an event, occurrence, condition, change, development, state of facts or circumstance that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement without the prior written consent of Buyer, would constitute a breach of Section 5.3.

3.8            Assets.

(a)            Each of the Transferred Entities have or will have as of immediately prior to the Closing ownership, and good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including all assets reflected in the books and records of the Company or any Company Subsidiary as being owned by the Company or such Company Subsidiary. All of said assets are owned by the Company or a Company Subsidiary free and clear of any Encumbrances, except for: (i) any lien for Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any Company Subsidiary; and (iii) liens listed in Section 3.8 of the Company Disclosure Schedule (the Encumbrances described in clauses (i), (ii) and (iii), collectively, the “Permitted Encumbrances”).

(b)            All of the material tangible personal property (i) is in all material respects adequate and suitable for their present uses, (ii) is in good working order, operating condition and state of repair (ordinary wear and tear excepted), and (iii) has been maintained in all material respects in accordance with normal industry practice.

3.9            Real Property; Leaseholds.

(a)            Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate description of all real property leased by the Company or any Company Subsidiary (the “Real Property”), together with a description of the leases pursuant to which each of the Company and/or the Company Subsidiaries holds such interests (such leases, together with all amendment, waivers and guaranties thereto, the “Leases”). The Company has delivered to Buyer a true and complete copy of each Lease. Each of the Company and/or its Company Subsidiaries, as applicable, have or will have as of immediately prior to the Closing good and valid leasehold interest in each Real Property pursuant to the applicable Lease, free and clear of all Encumbrances, except for the Permitted Encumbrances.

(b)            Each Lease is (i) valid, in full force and effect, and constitutes a valid and legally binding obligation of such Company or Company Subsidiary, as applicable, and, to the Knowledge of the Company, of each other party thereto, and (ii) enforceable against such Company or Company Subsidiary, as applicable, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other party to any Lease is in breach or default thereunder, nor does any condition or circumstance exist which, with notice and/or passage of time, would constitute a default by the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any other party, under such Lease. The Company and each Company Subsidiary are in compliance in all material respects with the Leases. To the Knowledge of the Company, the Company’s and any Company Subsidiary’s possession of such Real Property has not been disturbed, no claim has been asserted against the Company adverse in any material respect to such leasehold interest, and the current use and occupancy of the Real Property do not violate in any material respect any applicable covenant, condition, restriction or similar provision in any instrument of record. The Real Property is in good condition, ordinary wear and tear excepted, and has been maintained in good repair in a manner consistent with standards generally followed with respect to similar properties, and satisfactorily serves the purpose for which it is used in the business of the Company.

(c)            Neither the Company nor any Company Subsidiary owns or holds any real property or any interest in real property, except for its interest in the Real Property.

(d)            Except as set forth on Section 3.9(d) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any Real Property or any portion thereof, and (ii) neither the Company’s nor any Company Subsidiaries’ interest in any Real Property is subject to or encumbered by any purchase option, right of first-refusal or other contractual right or obligation to sell, assign, encumber or dispose of such interest.

3.10          Intellectual Property.

(a)            Section 3.10 of the Company Disclosure Schedule is an accurate, true and complete listing of all Company Registered IP, and specifies as to each such item, as applicable, the legal owner (and if different, the beneficial owner), jurisdiction, application and/or registration number and date of application or registration, and with respect to registered domain names, the domain name registrar.

(b)            The Company and its Subsidiaries exclusively owns all Company IP owned or purported to be owned by them, free and clear of all Encumbrances, except for Permitted Encumbrances. The Company and the Company Subsidiaries’ rights in the Company IP are valid, subsisting, and enforceable, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. There are no claims or Legal Proceedings pending or, to the Knowledge of the Company, threatened challenging the validity, enforceability, registration, ownership or scope of any Company IP. The Company and the Company Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all material trade secrets and other confidential information included in the Company IP or otherwise held by the Company or of the Company Subsidiaries. To the Knowledge of the Company, there has been no unauthorized use or disclosure of or access to any material trade secrets or other material confidential information owned or held by the Company or the Company Subsidiaries.

(c)            Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, since January 1, 2020 (i) to the Knowledge of the Company, no Person has infringed, misappropriated, diluted or otherwise violated any Company IP, and (ii) neither the operation of the business of the Company and its Subsidiaries, nor the provision, development, distribution, sale or use of any of their products or services, has misappropriated, diluted, infringed or otherwise violated the Intellectual Property of any other Person, and, in each case of (i) and (ii), there are no claims or Legal Proceedings pending or, to the Knowledge of the Company, threatened alleging any such infringement, misappropriation, dilution or other violation.

(d)            Each item of the Company Registered IP is and has been filed and maintained in compliance with all applicable Legal Requirements, and all Filings, payments and other actions required to be made or taken to maintain such item of the Company Registered IP in full force and effect have been made by the applicable deadline, except where any failure to perform any of the foregoing, individually or collectively, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each item of the Company Registered IP is valid, subsisting and enforceable.

(e)            Each current and former employee of the Company and each Company Subsidiary, and all other Persons who have had or have access to any material trade secrets or other material confidential information owned or held by the Company and the Company Subsidiaries, have executed confidentiality agreements or are otherwise subject to legal or enforceable ethical confidentiality obligations with respect to such trade secrets or other confidential information. Each current and former employee of the Company and its Subsidiaries, and each other Person who has been involved with or participated in the creation or development of any material Intellectual Property on behalf of the Company and its Subsidiaries, has executed a valid and enforceable agreement pursuant to which such employee or other Person assigned ownership of all such Intellectual Property to the Company or its applicable Subsidiary (except where such ownership would vest in the Company or its applicable Subsidiary by operation of Law).

(f)            Neither the Company nor any of its Subsidiaries has used any Open Source Code, in any manner that (i) requires the disclosure or distribution of source code of any of their proprietary software, (ii) requires the licensing of any of their proprietary software for the purpose of making derivative works, or (iii) imposes any restriction on the consideration to be charged for the distribution any of their proprietary software. The Company and each of its Subsidiaries is in material compliance with all licenses applicable to any Open Source Code currently used by them.

(g)            Neither the Company nor any of its Subsidiaries has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person any source code for any proprietary software owned by the Company or any of its Subsidiaries, except for disclosures to employees, contractors or consultants under written agreements that prohibit use or disclosure except in the performance of services to the Company or any of its Subsidiaries.

(h)            To the Knowledge of the Company, the computer hardware, software, mobile applications, servers, workstations, routers, hubs, switches, circuits, networks and other information technology assets and infrastructure owned, licensed or leased by and used in the business of the Company and its Subsidiaries (collectively, the “IT Systems”) operate and perform in all material respects as required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Since January 1, 2020, the Company and its Subsidiaries have implemented and maintains commercially reasonable controls, policies and procedures to maintain and protect the integrity, continuous operation, and security of all IT Systems and data contained or stored therein or transmitted thereby. To the Company’s Knowledge, there has been no security breach, violation or unauthorized use of or access to the IT Systems that has resulted in the unauthorized access, use, disclosure, destruction, corruption, modification or encryption of any material data or information stored or contained therein. The Company and its Subsidiaries have implemented and maintain commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures.

(i)            The Company and all Company Subsidiaries have been and are in compliance with, all applicable Legal Requirements relating to privacy, data protection, data security, or the collection or use of Personal Information, the Company’s privacy policies and all contractual commitments of the Company or any Company Subsidiary, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company’s privacy policies and contractual commitments will not require the Consent of or notice to any third party with respect to the consummation of any of the Contemplated Transactions.

3.11          Material Contracts.

(a)            Section 3.11(a) of the Company Disclosure Schedule identifies the following Company Contracts, as of the date of this Agreement (each, a “Material Contract” and collectively, the “Material Contracts”):

(i)            each Company Contract with any of the twenty (20) largest Contractors during either (A) the twelve (12) months ended December 31, 2022 or (B) the nine (9) months ended September 30, 2023 (determined on the basis of aggregate funded loan volume of the Company and the Company Subsidiaries during the relevant period);

(ii)            each Company Contract with CRB;

(iii)            each Company Contract with a vendor or supplier that provided for aggregate payments from the Company and its Subsidiaries of more than $100,000 in the twelve (12) months ended December 31, 2022;

(iv)            each Company Contract involves performance of services, including portfolio management, servicing and administration of loans, by the Company or any of Company Subsidiary providing for monthly payment in excess of (i) $10,000 per month or (ii) $100,000 per year;

(v)            each Company Contract relating to any deferred compensation, severance, incentive compensation (other than pursuant to the Stock Plans), or pension plans or arrangements;

(vi)            each Company Contract to the employment of, or the performance of services by, any Person whose target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) is greater than $100,000, including any employee, consultant or independent contractor;

(vii)            each Company Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan, stock purchase plan or bonus arrangement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(viii)            each Company Contract providing for indemnification or guaranty other than indemnification agreements between the Company and any of its respective officers or directors included in the Company SEC Documents;

(ix)            each Company Contract relating to any agreement, contract or commitment containing (i) any covenant materially limiting the freedom of the Company or its Subsidiaries to engage in any line of business or compete with any Person or in any geographic area, (ii) any most-favored pricing arrangement, or (iii) any exclusivity provision;

(x)            each Company Contract relating to any agreement, contract or commitment relating to capital expenditures or receipts of the Company and involving obligations after the date of this Agreement in excess of $100,000 per year and not cancelable without penalty;

(xi)            each Company Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations on the Company or any of its Subsidiaries;

(xii)            each Company Contract relating to any mortgages, indentures, loans (including revolving credit loans), notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any Company Subsidiary or any loans or debt obligations with officers or directors of the Company;

(xiii)            each Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements);

(xiv)            each Company Contract, pursuant to which (A) the Company or any Company Subsidiary grants to any third party a license or other right to use any material Company IP or (B) the Company or any of its Subsidiaries receives a license to or other right to use any Intellectual Property that is material to the business of the Company or any of its Subsidiaries (other than non-exclusive licenses to off-the-shelf, commercially available software involving annual or one-time license, maintenance, support and other fees of no more than $10,000 in the aggregate in each case, entered into in the Ordinary Course of Business);

(xv)            each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;

(xvi)            each Company Contract in settlement of a Legal Proceeding, dispute or investigation, including with or by any Governmental Body or the NYSE;

(xvii)            each joint venture, alliance, partnership (including bank partnership or bank loan sale) or similar Company Contract that is material to the operation of the Company and its Subsidiaries, taken as a whole;

(xviii)            each Company Contract that is a lease, sublease, occupancy agreement or other agreement (whether of real or personal property) in which the Company or its Subsidiaries is either lessor or lessee;

(xix)            each Company Contract with a Governmental Body;

(xx)            each Company Contract that constitutes a “material contract” (as such term is defined in item 601(b) (10) of Regulation S-K of the SEC);

(xxi)            each Company Contract with an affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(xxii)            each Contract that limits the freedom of the Company, any Subsidiary of the Company or any of their respective Affiliates (including Buyer and its Affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting the Company, any of its Subsidiaries or Affiliates (including Buyer and its affiliates after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(xxiii)            each Contract that limits the freedom of the Company, any Subsidiary of the Company or any of their respective Affiliates to negotiate or, except for provisions requiring notice or consent to assignment by the counterparty thereto, consummate any of the Contemplated Transactions;

(xxiv)            each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company or any of its Affiliates (including Buyer or any of its Affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or material assets;

(xxv)            each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use, supply or display requirements that are binding on the Company or its Affiliates (including Buyer or its Affiliates after the Effective Time);

(xxvi)            any settlement agreement or similar Contract restricting the ability of the Company or any Subsidiary of the Company or any of their respective Affiliates (including Buyer and its Affiliates after the Effective Time) to compete or to conduct or engage in any business activity or in any territory;

(xxvii)            each Contract between the Company or any Subsidiary of the Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any Subsidiary of the Company, any beneficial owner, directly or indirectly, of more than five percent (5%) of the number or voting power of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Subsidiary of the Company has an obligation to indemnify such officer, director, affiliate, beneficial owner, associate or immediate family member;

(xxviii)            each Organizational Document of the Company and its Subsidiaries; and

(xxix)            any other agreement, contract or commitment which involves payment or receipt by the Company or its Subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 in the aggregate.

(b)            The Company Contracts of the type described in Section 3.11(a) shall be deemed “Material Contracts” hereunder. The Company has delivered to Buyer accurate and complete copies of all Material Contracts, including all material amendments thereto. There are no Material Contracts that are not in written form. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has, nor to the Company’s Knowledge as of the date of this Agreement has any other party to a Material Contract, breached, failed to timely perform or deliver, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract. Each of the Material Contracts is in full force and effect and constitutes valid and binding obligations of the Company and its Subsidiaries, subject to: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, and other Laws affecting creditors’ rights generally; and (ii) rules and Law relating to the availability of specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions shall not result in any material payment or payments becoming due from the Company, any Company Subsidiary or Buyer to any Person under any Company Contract or give any Person the right to terminate or alter the provisions of any Company Contract. No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to change, any material amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. Neither the Company nor any of its Subsidiaries has, nor to the Company’s Knowledge as of the date of this Agreement has any other party to a Material Contract, received any written notice, and has no Knowledge, that any Person that is a party to a Material Contract (1) has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate, fail to renew, or materially reduce its relationship with the Company or any of its Subsidiaries, or (2) intends to terminate, modify or not renew such agreement.

3.12          No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the “liabilities” column of the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company or any Company Subsidiary since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of the Company or any Company Subsidiary under Company Contracts, including the reasonably expected performance of such Company Contracts in accordance with their terms (which would not include, for example, any instances of breach, default or indemnification thereunder); (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities listed in Section 3.12 of the Company Disclosure Schedule; and (f) Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.13          Compliance with Law; Company Permits.

(a)            The Company and each Company Subsidiary is, and since January 1, 2020 have been, in compliance in all material respects with all applicable Legal Requirements. Except as set forth in Section 3.13 of the Company Disclosure Schedule, no investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, nor has any Governmental Body or authority notified the Company or any Company Subsidiary in writing of an intention to conduct the same.

(b)            The Company and each Company Subsidiary hold all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of the business of the Company or such Subsidiary as currently conducted or currently proposed to be conducted (the “Company Permits”) except for any Governmental Authorization for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No such Company Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner. The Company and each Company Subsidiary are in compliance in all material respects with the Company Permits and have not received any written notice or other written communication from any Governmental Body regarding (i) any material violation of or failure to comply materially with any term or requirement of any Company Permit or (ii) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Permit.

(c)            The Company and each Company Subsidiary currently have implemented policies, procedures and internal controls reasonably designed to ensure compliance with applicable Legal Requirements, including with respect to anti-money laundering, anti-bribery and anti-corruption, U.S. sanctions, privacy of customer information, and consumer protection.

3.14          Loans.

(a)            Except as set forth in Section 3.14 of the Company Disclosure Schedule or as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, to the Knowledge of the Company, each loan made through any of the Company’s lending programs (each, a “Loan”) (i) complies with all applicable Legal Requirements, (ii) has been made in accordance with board of director-approved loan policies, management policies and procedures or customary industry standards, as applicable, and (iii) is evidenced by original promissory notes, other evidences of indebtedness or other appropriate and sufficient documentation, as applicable, which, together with all security agreements and guarantees, are valid and legally binding obligations enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, liquidation, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity), and are in full force and effect.

(b)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, to the Knowledge of the Company, each Loan has been solicited and originated, and is serviced and administered in accordance with the relevant loan documents, underwriting standards and all applicable Legal Requirements. No Governmental Body has notified the Company in writing that it believes that the Company is the “true lender” under any Loan.

(c)            The Loan data tapes, which are set forth in Section 3.14(c) of the Company Disclosure Schedule, and have been previously provided by the Company to Buyer, accurately reflect in all respects the Loan portfolio of the Company and its Subsidiaries (solely with respect to solar loans) as of the date of such loan tape, or, if no such date is indicated therein, as of August 31, 2023.

3.15          Derivative Instruments. Neither the Company nor any Company Subsidiary is a party to any hedging, swap or derivatives or off-balance sheet financing arrangements.

3.16          Tax Matters.

(a)            Each Transferred Entity has timely filed (taking into account any valid extensions) all material Tax Returns (in each case taking into account any extensions of time within which to file such Tax Returns) that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Legal Requirements. No Transferred Entity is currently the beneficiary of any extension of time within which to file any material Tax Return. No written claim for a material amount of Taxes has been made by a Tax authority in a jurisdiction where a Transferred Entity does not file a particular type of Tax Return or pay a particular type of Tax that such Transferred Entity is or may be required to file such type of Tax Return or pay such type of Tax.

(b)            All material Taxes required to be paid for which a Transferred Entity is liable have been duly and timely paid. All material amounts of unpaid Taxes of Transferred Entities have been reserved for on the Company Unaudited Interim Balance Sheet, if applicable in accordance with GAAP. Since the date of the Company Unaudited Interim Balance Sheet, if applicable, no Transferred Entity has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)            Each Transferred Entity has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and have materially complied with all related reporting and record-keeping requirements. To the Company’s Knowledge, each Transferred Entity has properly classified all employees and independent contractors in accordance with applicable Laws.

(d)            There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of any Transferred Entity.

(e)            No material deficiencies for Taxes with respect to the Transferred Entities have been claimed, proposed, asserted or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments, claims, suits or other actions for or relating to any liability in respect of Taxes of the Transferred Entities. The Company has delivered or made available to Buyer complete and accurate copies of all material Tax Returns of the Transferred Entities for taxable years remaining open under the applicable statute of limitations filed since December 31, 2018 and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Transferred Entities since December 31, 2018. No Transferred Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f)            No Transferred Entity is a party to, or bound by, or has any obligation under any Tax allocation, Tax receivable agreement, Tax sharing or similar agreement (including indemnity arrangements), other than those (i) solely between the Company and other Transferred Entity, (ii) the Tax Receivable Agreement, or (iii) commercial Contracts entered into in the Ordinary Course of Business with unrelated third parties, the primary purpose of which is not related to Taxes. To the Knowledge of the Company, no payments or other amounts are due and owing to any Person under the Tax Receivable Agreement.

(g)            No Transferred Entity is or has ever been a member of an affiliated, consolidated, combined, unitary, joint or similar group for purposes of filing a consolidated, combined or unitary Tax Return or paying Taxes (other than a group the common parent of which is the Company or any other Transferred Entity) for U.S. federal, state, local or foreign Tax purposes. No Transferred Entity  has any material Liability for the Taxes of any Person (other than another Transferred Entity) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by Contract, or otherwise.

(h)            No Transferred Entity has been party to a transaction that was intended to be governed in whole or in part by Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)            No Transferred Entity has entered into any “reportable transaction” described in Treasury Regulations § 1.6011-4(b) or any similar transaction requiring disclosure under similar provision of state, local or non-U.S. Law.

(j)            No Transferred Entity has engaged in a trade or business, been resident for Tax purposes, had a branch or a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax in any jurisdiction (or political subdivision thereof or therein) other than the U.S. (or any jurisdiction or political subdivision thereof or therein).

(k)            No Transferred Entity has requested for any private letter ruling, administrative relief or technical advice pending with any Tax authority that relates to Taxes or Tax Returns of the Transferred Entities, and no power of attorney has been granted by or with respect to a Transferred Entity with respect to any matter relating to Taxes other than in the Ordinary Course of Business.

(l)            No Transferred Entity has entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. applicable Law) that would be binding upon any Transferred Entity after the Closing Date.

(m)            No Transferred Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) any installment sale or open transaction made on or prior to the Closing Date; or (iii) any prepaid amount or advance payments received or deferred revenue received or accrued on or prior to the Closing Date.

(n)            No Transferred Entity has (i) claimed an employee retention tax credit under Section 2301 of the CARES Act, (ii) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act that has not been repaid, (iii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127 enacted in 2020) or Section 2301 of the CARES Act, or (iv) otherwise deferred any Taxes (including the employee portion of any payroll Taxes) under any legislation or executive order enacted or issued in response to COVID-19.

(o)            No asset of any Transferred Entity (i) secures any indebtedness the interest on which is tax-exempt under Section 103(a) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iv) is “limited use property” within the meaning of Revenue Procedure 2001-28 or (v) will be treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code.

(p)            No Transferred Entity has included, or will be required to include, any amount in income by reason of Section 965(a) of the Code, or has any obligation to make any payment described in Section 965(h) of the Code.

(q)            No Transferred Entity owns (directly or indirectly) stock or a warrant in any corporation that is (or was at any time during the course of such ownership) a passive foreign investment company, as defined in Section 1297 of the Code.

(r)            No Transferred Entity is, nor has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(s)            Prior to the Plan Effective Date, Sunlight Financial has been properly classified as a partnership for U.S. federal and applicable state and local income Tax purposes and has never been treated as an association taxable as a corporation, including by reason of being a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations thereunder. Each of Sunlight Financial Holdings Inc. and SL Financial Holdings Inc. is and has been properly classified as a corporation for U.S. federal and applicable state and local income Tax purposes since the date of its formation. Each of SL Financial Investor I LLC and SL Financial Investor II LLC is and has been properly classified as an “entity disregarded from its owner” for U.S. federal and applicable state and local income Tax purposes since the date of its formation. Sunlight Financial has not made any election under Section 1101(g)(4) of Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74 nor has it failed to make any election that was available to be made by it under Section 6226 of the Code (or a similar provision of applicable state, local or non-U.S. Law).

(t)            Section 3.16(t) of the Company Disclosure Schedules lists the U.S. federal entity classification of each Transferred Entity  and the date (if any) of any election made by any such Person pursuant to Treasury Regulations Section 301.7701-3 to change its classification in the five (5)-year period ending on the date hereof.

  For purposes of this Section 3.16, for the avoidance of doubt, any reference to the Company, Sunlight Financial or any Subsidiary shall be deemed to include any Person that merged with or was liquidated or converted into the Company, Sunlight Financial or such Subsidiary and any predecessor or successor thereof.

3.17          Employee and Labor Matters; Benefit Plans.

(a)            Neither the Company nor any Company Subsidiary is a party to or bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no or, since January 1, 2020, have been no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current employee in their capacity as such. Since January 1, 2020, there has not been any strike, slowdown, work stoppage, lockout, job action, union organizing activity, dispute or complaint concerning representation or any similar activity or dispute, affecting or otherwise involving the Company, any Company Subsidiary or any Company Associate in his or her capacity as such. There is no Legal Proceeding or grievance pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary by or involving any Company Associate relating to employment matters, including any employment contract, labor practice or dispute, wages and hours, leave of absence, plant closing notification (such as pursuant to the WARN Act or similar state or local Law), workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter, including charges of unfair labor practices or discrimination complaints except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of the Company Subsidiaries, taken as a whole.

(b)            Except as set forth on Section 3.17(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is, and since January 1, 2020 has been, in compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, independent contractor classification, Tax withholding, social insurance contributions, prohibited employment discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation and hours of work, except where the failure to be in compliance with the foregoing would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(c)            No formal or informal allegation of sexual or other unlawful harassment has been made against the Company, any Company Subsidiary or any Company Associate, and neither the Company nor the Company Board have investigated any such allegation.

(d)            No employee of the Company or any Company Subsidiary primarily provides services outside of the United States.

(e)            Section 3.17(e) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Employee Plan. For purposes of this Agreement, “Company Employee Plan” shall mean each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject thereto) and each bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, health care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise which is (x) maintained by, administered or contributed to by, or required to be contributed to by, the Company, any Company Subsidiary or any Company Affiliate, or (y) with respect to which the Company or any Company Subsidiary may have any obligation or liability (whether actual or contingent).

(f)            The Company has made available to Buyer correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Employee Plan; (vi) all actuarial valuation reports related to any Company Employee Plans; and (vii) written results of the most recent compliance testing for any Company Employee Plan intended to meet the tax-qualification requirements of Section 401(a) of the Code.

(g)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company Employee Plan has been maintained in compliance with its terms and, both as to form and operation, with all applicable Legal Requirements, including the Code and ERISA. The Company and each Company Affiliate has substantially performed all obligations required to be performed by it under, is not in material default under or in material violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. All contributions or other payments required to be made by the Company or any Company Affiliate under any Company Employee Plan have been made on or before their due dates (and no further contributions or payments will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business consistent with past practice). No claim (other than in the ordinary course), suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of the Company, is threatened against or with respect to any Company Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor or other Governmental Body.

(h)            Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination letter from the Internal Revenue Service as to its qualification as to form, or (ii) has been established under a pre-approved plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the Plan Sponsor and is valid as to the adopting employer. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to result in the revocation of the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(i)            Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c) (1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c) (2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA.

(j)            Neither the Company nor any Company Affiliates (nor any predecessor of any such entity) currently sponsors, maintains, administers or contributes to, has any obligation to contribute to or has any actual or potential Liability in respect of, or has within the previous six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to within the previous six (6) years); (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor any Company Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans.

(k)            No Company Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state Law requirement (and at the full cost of the COBRA beneficiary) or (ii) death or retirement benefits under a Company Employee Plan qualified under Section 401(a) of the Code. No Company Employee Plan is subject to any Legal Requirement of any foreign jurisdiction outside of the United States.

(l)            Except as provided in this Agreement (including in any Contracts identified in the Company Disclosure Schedules), none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby would reasonably be expected, either alone or in combination with another event, to (i) result in any payments or benefits becoming due to any Company Associate under a Company Employee Plan, (ii) entitle any Company Associate to severance pay or any increase in severance pay, (iii) accelerate the time of payment or vesting, increase the amount, or result in the forfeiture of compensation due to any such Company Associate, (iv) directly or indirectly require the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Employee Plan, (v) otherwise give rise to any material liability or loss to the Company or any Company Subsidiary under any Company Employee Plan (vi) limit or restrict the right of the Company or any Company Subsidiary to merge, materially amend, terminate or transfer the assets of any material Company Employee Plan on or following the Effective Time or (vii) result in any “excess parachute payment” as defined in Section 280G of the Code or the regulations issued thereunder.

(m)            Each Company Employee Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. None of the Company or any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any Company Associate for any Tax incurred by such individual, including any Tax incurred under Section 409A or 4999 of the Code.

3.18          Environmental Matters.

(a)            The Company and each Company Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof.

(b)            Neither the Company nor any Company Subsidiary has received since January 1, 2020 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company or any Company Subsidiary is not, or since January 1, 2020, has not been in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any Company Subsidiary’s compliance with any Environmental Law in the future.

(c)            All material Governmental Authorizations required under any Environmental Law to be obtained, maintained or filed in connection with the operation of the Company’s and its Subsidiaries’ businesses and the operation or use of any property leased or controlled by the Company or any of its Subsidiaries have been obtained, maintained or filed, and are currently in effect and in good standing; and any applications required to renew such required Governmental Authorizations have been timely filed such that they remain in effect during the pendency of such application.

(d)            Neither the Company’s nor its Subsidiaries have released, threatened release, generated, treated, stored, disposed of or transported any Hazardous Material at any site except in material compliance with applicable Environmental Laws.

3.19          Insurance. The Company has made available to Buyer true, complete and accurate copies of all insurance policies relating to the business, assets and operations of the Company and its Subsidiaries (the “Insurance Policies”). Section 3.19 of the Company Disclosure Schedule contains a true and complete list of the Insurance Policies. The Insurance Policies are in full force and effect and are valid and enforceable and all premiums due thereunder have been paid. Except as set forth on Section 3.19 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received notice or other communication regarding (i) cancellation, termination, or nonrenewal with respect to any Insurance Policy (other than in connection with normal renewals of any such Insurance Policy) where such cancellation or termination would reasonably be expected to be, individually or in the aggregate, material to the Company and each of its Subsidiaries, taken as a whole or (ii) refusal of any coverage, limitation in coverage or rejection of any claim under any Insurance Policy. There are no claims by the Company or any Company Subsidiary pending under any of the Insurance Policies.

3.20          Legal Proceedings; Orders.

(a)            Except as set forth in Section 3.20(a) of the Company Disclosure Schedule, as of the date of this Agreement, there is no pending Legal Proceeding, or to the Knowledge of the Company, currently threatened in writing or orally: (i) against the Company, Company Subsidiaries, or any Company Associate arising out of their employment or board relationship with the Company or Company Subsidiaries, or involving, relating to or affecting any of the material assets (whether owned or used) or properties of the Company or Company Subsidiaries; (ii) to the Knowledge of the Company, that questions the validity of this Agreement and the consummation of the Contemplated Transactions or the right of the Company to enter into them, or to consummate the Contemplated Transactions; or (iii) to the Knowledge of the Company, that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or threatened in writing, or to the Knowledge of the Company, orally, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any Company Associate of the Company. There is no Legal Proceeding by the Company pending or which the Company intends to initiate, including actions involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information, Intellectual Property, code or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

(b)            Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, neither the Company, any Company Subsidiary, nor any Company Associate is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Body, instrumentality or arbitrator, which would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

3.21          No Brokers or Finders. Except as set forth in Section 3.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

3.22          Transactions with Affiliates. Except as set forth in the Company SEC Documents filed at least two (2) Business Days prior to the date of this Agreement and for compensation or other employment arrangements in the Ordinary Course of Business, since the date of the Company’s last proxy statement filed in 2023 with the SEC, there have been no Contracts, transactions or arrangements between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer or employee, nominee for director, or any immediate family member of a director, nominee for director or officer) thereof or any holder of five percent (5%) or more of the Company Common Stock, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.23          Exclusivity of Representations. Except as expressly set forth in this ARTICLE III, neither the Company nor any Person on behalf of the Company has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at Law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of the Company, any of its Subsidiaries, its business or with respect to any other information provided to Buyer or its Affiliates in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed. Neither the Company nor any other Person will have or be subject to any claim, liabilities or any other obligation to Buyer or any other Person resulting from the distribution or failure to distribute to Buyer, or Buyer’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Buyer in the electronic data room maintained by the Company for purposes of the transactions contemplated thereby or management presentations in expectation of the same, unless and to the extent any such information is expressly included in a representation or warranty contained in this ARTICLE III. Except for the representations and warranties contained in ARTICLE IV, the Company acknowledges that neither Buyer nor any of its Subsidiaries or Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Buyer or any of its Subsidiaries or with respect to any other information provided or made available to the Company by or on behalf of Buyer in connection with the Contemplated Transactions, including any information, documents, projections, forecasts or other material made available to the Company or its respective Representatives in certain “data rooms” or management presentations in expectation of the Contemplated Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the written disclosure schedule delivered by Buyer to the Company (the “Buyer Disclosure Schedule”) or disclosed in any Buyer SEC Documents filed by Buyer with the SEC prior to the date hereof, Buyer hereby represents and warrants to the Company as follows:

4.1            Organization; Authority; Enforceability. Buyer is a limited partnership duly incorporated and validly existing under the Laws of the jurisdiction of its formation. All limited partnership action required to be taken in order to authorize Buyer to enter into this Agreement has been taken. All action on the part of the officers of Buyer necessary for the execution and delivery of this Agreement and the performance of all obligations of Buyer under this Agreement has been or will be taken prior to the Closing. This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2            Non-Contravention; Governmental Consents.

(a)            Neither the execution, delivery or performance of this Agreement by Buyer, nor the consummation of the Contemplated Transactions will: (i) violate or conflict with any provision of the organizational documents of Buyer; or (ii) assuming the Consents and Filings referred to Section 4.2(b) are made and obtained, constitute a violation of, or be in conflict in any material respect with, any statute, judgment, decree, order, regulation or rule of any court or Governmental Body applicable to Buyer, except in the case of clause (ii), as would not reasonably be expected to individually or in the aggregate materially impair the ability of Buyer to consummate, or prevent or materially delay, the Contemplated Transactions.

(b)            No Consent of or Filing with any Governmental Body is required for the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby except for (i) the filing with the SEC of reports under the Exchange Act and under the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) such Consents, orders and Filings as may be required by the NYSE or under applicable federal or state securities Laws and (iii) such Consents, orders and Filings that, if not obtained or made, would not reasonably be expected to materially impair the ability of Buyer to consummate, or prevent or materially delay, the Contemplated Transactions.

4.3            Legal Proceedings; Orders.

(a)            As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Buyer, no person has threatened in writing to commence any Legal Proceedings that materially challenges, or that may have the effect of preventing, materially delaying, making illegal the Contemplated Transactions.

(b)            There is no order, writ, injunction, judgment or decree to which Buyer or any Buyer Subsidiary, or any of the assets owned or used by Buyer or any Buyer Subsidiary, is subject which would reasonably be expected to have a Buyer Material Adverse Effect. To the Knowledge of Buyer, no officer or any Buyer Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of Buyer or any Buyer Subsidiary or to any material assets owned or used by Buyer or any Buyer Subsidiary.

4.4            Broker’s Fees. No broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer or any of its Subsidiaries.

4.5            Ownership of Shares. Neither Buyer nor any of its “affiliates” or “associates” is, or has been within the last three (3) years, an “interested stockholder” (in each case as such terms are defined in Section 203 of the DGCL) of the Company. Except as set forth on Section 4.5 of the Buyer Disclosure Schedule or as disclosed in Schedule 13D or Schedule 13G filed by Buyer or any of Buyer’s Affiliates with the SEC, neither Buyer nor any of Buyer’s Affiliates directly or indirectly owns any Company Common Stock or any securities of the Company.

4.6            Sufficiency of Funds. Buyer has, and will have at the Closing, (a) sufficient immediately available funds and the financial ability to consummate the Contemplated Transactions and pay the portion of the Purchase Price due at Closing pursuant to this Agreement, together with any costs or expenses incurred by Buyer pursuant to, or in connection with, the negotiation, execution or performance of the Transaction Documents and the Contemplated Transactions, and (b) the resources and capabilities (financial and otherwise) to perform its obligations under the Transaction Documents, including to consummate the Contemplated Transactions. Buyer has not incurred, and is not contemplating or aware of, any Liability of any kind, in each case, that could impair or adversely affect such resources, funds or capabilities. The obligations of Buyer under this Agreement are not contingent on the availability of any financing.

4.7            Investment Intention. Buyer hereby acknowledges that the sale of the equity securities of the Company is not registered under the Securities Act or registered or qualified for sale under any applicable securities Law of the United States or any other country or any state or province of the United States or any other country and cannot be resold without registration thereunder or exemption therefrom. Buyer is acquiring the equity securities of the Company solely for its own account as principal, for investment purposes and is not acquiring such securities with a view to or for the public distribution thereof, in whole or in part, or as an underwriter or conduit to subsequent purchasers in violation of federal or state securities Laws. Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the equity securities of the Company and has the ability to bear the economic risks of such investment.

4.8            Exclusivity of Representations. Except as expressly set forth in this ARTICLE IV, neither Buyer nor any Person on behalf of Buyer has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at Law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Buyer or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed. Except for the representations and warranties contained in ARTICLE III, Buyer acknowledges that neither the Company nor any of its Subsidiaries or Representatives makes, and Buyer acknowledges that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or any of its Subsidiaries or with respect to any other information provided or made available to Buyer by or on behalf of the Company in connection with the Contemplated Transactions, including any information, documents, projections, forecasts or other material made available to Buyer or its Representatives in certain “data rooms” or management presentations in expectation of the Contemplated Transactions.

ARTICLE V
CERTAIN COVENANTS OF THE PARTIES

5.1            Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), upon reasonable notice, the Company shall use commercially reasonable efforts to cause the Company’s applicable Representatives to: (a) provide Buyer and Buyer’s Representatives with reasonable access during normal business hours to the Company’s Representatives, personnel, assets, offices and other facilities of the Company and its Subsidiaries and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries, provided, that such access will include reasonable direct access to the executive team and other senior executives of the Company at the level of managing director (or equivalent) and higher; and (b) provide Buyer and Buyer’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product, technology and service data, and other documents and information relating to the Company and its Subsidiaries, their assets, Liabilities, Business, properties, offices and other facilities, and with such additional financial, operating and other data and information regarding the Company and its Subsidiaries as Buyer may reasonably request; provided, that such investigation shall only be upon reasonable notice and shall be at Buyer’s sole cost and expense; provided, further, that nothing herein shall require the Company or any of its Representatives to disclose any information to Buyer or its Representatives if such disclosure would, in the reasonable and good faith judgment of the Company or its Representatives, as applicable, (i) violate applicable Legal Requirements or the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which the Company or any of its Subsidiaries or Representatives is a party, or fiduciary duty or (ii) jeopardize any attorney-client or other legal privilege; provided, further, that, for the avoidance of doubt, nothing herein shall create (or shall be construed to create) any obligation on any of the Company’s professional advisors to disclose any information, or otherwise take or refrain from taking any action, absent an express contractual requirement to do so under such professional advisors’ respective engagement agreements with the Company. If the Company does not provide or cause its applicable Representatives to provide such access or such information in reliance on the previous sentences in this Section 5.1, then the Company shall promptly (and in any event within twenty four (24) hours after the Company determines that it will not provide or cause it Representatives to provide such access or such information) provide a written notice to Buyer stating that it is withholding such access or such information and stating the justification therefor, and shall use commercially reasonable efforts to provide the applicable information in a way that would not violate such Legal Requirement, Contract or confidentiality agreement, or jeopardize such privilege. No investigation or access permitted pursuant to this Section 5.1 shall be deemed to modify any representation or warranty made by the Company hereunder.

5.2            Operation of the Company’s Business.

(a)            Buyer acknowledges that the Debtors are operating the Business in the context of the Chapter 11 Cases. Subject to the foregoing, and except as set forth in Section 5.2 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall and shall cause each Company Subsidiary to (i) conduct its business and operations in the Ordinary Course of Business; (ii) use commercially reasonable efforts to preserve intact the current business organization of the Company and its Subsidiaries and maintain their respective relations (contractual or otherwise) and good will with Governmental Bodies and all material suppliers, customers, employees, licensors, licensees, distributors and lessors and others having material business relationships with the Business; (iii) use their commercially reasonable efforts to keep available the services of the Business’s current officers, directors, employees and consultants; (iv) use their commercially reasonable efforts to preserve and maintain (consistent with past practice) in all material respects the Business’s present properties and its tangible and intangible assets; (v) comply in all material respects with all applicable Laws and Material Contracts; and (vi) pay all applicable Taxes as such Taxes become due and payable.

(b)            During the Pre-Closing Period, the Company shall promptly notify Buyer orally and in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that causes or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement in a manner that would cause the conditions set forth in Section 9.2(a) not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would be reasonably likely to cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement or result in a material breach of a covenant or other obligation of the Company pursuant to this Agreement; and (iii) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in ARTICLE IX impossible or materially less likely. Without limiting the generality of the foregoing, the Company shall promptly advise Buyer in writing of any Legal Proceeding or material, written claim threatened, commenced or asserted against or with respect to, or otherwise affecting, the Company or its Subsidiaries or, to the Knowledge of the Company, any director, officer of the Company or its Subsidiaries. Notwithstanding anything in the contrary in this Agreement, no notification given to Buyer (including pursuant to this Section 5.2(b)) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or any of its Subsidiaries contained in this Agreement or the Company Disclosure Schedule.

5.3            Negative Obligations.

Buyer acknowledges that the Debtors are operating the Business in the context of the Chapter 11 Cases. Subject to the foregoing, and without limitation to the general obligations set forth in Section 5.2, except (i) as expressly contemplated or permitted by this Agreement, the Plan or pursuant to a Legal Requirement (including applicable COVID Measures), (ii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as set forth in Section 5.3 of the Company Disclosure Schedule, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE X and the Effective Time, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(a)            declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (except in connection with the exchange of Class EX Units for Class A Shares in accordance with the Company Certificate of Incorporation, and the LLCA), or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

(b)            sell, issue or grant, or authorize the issuance of: (i) any capital stock or other security (except for (x) shares of Company Common Stock issued upon the valid settlement or exercise of the RSUs or the Warrants outstanding as of the date of this Agreement and (y) Class A Shares and Class X Units in connection the exercise of their Redemption Right (as defined in the LLCA) by holders of Class EX Units and in accordance with the terms of the LLCA); (ii) any option, warrant, restricted stock unit or other equity or equity-based award providing the right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(c)            amend its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(d)            amend, modify or change the terms of any Warrant;

(e)            form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(f)            except for residential solar panel, solar battery and home improvement loans in the Ordinary Course of Business, make any loans, advances or capital contributions to, or investments in, any Person;

(g)            redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);

(h)            (i) adopt, establish or enter into any plan, program, agreement, Contract or arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement; (ii) terminate any Company Employee Plan; (iii) cause or permit any Company Employee Plan to be amended other than as required by Law or to implement annual modifications to the health and welfare benefit programs of the Company or any Company Subsidiary in the Ordinary Course of Business that would not materially increase the cost of any such Company Employee Plan; or (iv) establish, adopt, or enter into any collective bargaining or other labor agreement;

(i)            (i) pay any bonus or make any profit-sharing or similar payment to, or increase or agree to increase the amount of the wages, salary, commissions, fringe benefits or other compensation or benefits payable to, any of its directors, employees or consultants; (ii) grant, pay or increase, or agree to increase, the severance, retention or change of control payments or benefits offered to any current or new employee or consultant; or (iii) accelerate the time of payment or vesting of, or the lapsing of restrictions related to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any Company Associate;

(j)            terminate the employment or services of any officer or employee of the Company at the level of managing director or above, other than for cause, or hire or promote, or change the employment status or title of, any individual;

(k)            sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or other dispose of, or subject to any Encumbrance (other than Permitted Encumbrances), any of its properties, rights or assets (including shares in the capital of the Company or its Subsidiaries), except (i) dispositions of obsolete or worthless equipment, in the Ordinary Course of Business, (ii) nonexclusive licenses of Intellectual Property entered into in the Ordinary Course of Business and (iii) pursuant to transactions solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries;

(l)            make, change or revoke any entity classification election or material other election relating to Taxes; file any material amendment to any Tax Return or file any Tax Return in a manner that is inconsistent with past practice (except as required by applicable Law); adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement, Tax receivable agreement, Tax indemnity agreement or other similar agreement or arrangement, other than commercial contracts entered into in the Ordinary Course of Business with unrelated vendors, customers or landlords the primary purpose of which is not related to Taxes; enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or any other material agreement with a Tax authority with respect to any Tax; settle or compromise any claim, notice, audit report, assessment or other material proceeding in respect of Taxes; apply for or enter into any tax amnesty program or any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund, credit or other reduction in Tax liability; consent to any extension or waiver of the statute of limitations period applicable to any Tax Return, Tax claim, audit, assessment or other proceeding; or take or omit to take any action outside the Ordinary Course of Business that would materially increase the Taxes payable by a Transferred Entity;

(m)            enter into, amend, modify, fail to renew or terminate any Material Contract (provided that, for the purposes of this clause (m), each of the $100,000 thresholds set forth in the definition of Material Contracts shall be reduced to $25,000), Lease, the Investor Rights Agreement, the FTV Indemnity Agreement or any Company Contract or any Contract under which the Company or any Company Subsidiary acts as an arranger with any of the counterparties listed on Section 5.3(m) of the Company Disclosure Schedule;

(n)            enter into any individual contract under which the Company or any of its Subsidiaries grants or agrees to grant any right to material Intellectual Property;

(o)            commence, waive, release, assign, settle, compromise or admit wrongdoing (including by the Company, any Company Subsidiary or any of their Affiliates or Representatives) with respect to any potential claim, action or proceeding (other than any claim, action or proceeding relating to Taxes, which shall be governed exclusively by clause (k) above), other than waivers, releases, assignments, settlements or compromises that do not include any admission of wrongdoing and do not and are not reasonably likely to create material obligations of the Company or any of its Affiliates (including Company Subsidiaries, but excluding future obligations to refrain from defamation or violations of Law) other than the payment of monetary damages not in excess of $50,000 in the aggregate or ordinary course claims and related Legal Proceedings under or with respect to any insurance policy;

(p)            incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith;

(q)            adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization or otherwise liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company or any of its Subsidiaries);

(r)            cancel any of the Company’s Insurance Policies or fail to pay the premiums on the Company’s Insurance Policies such that such failure causes a cancellation of such policy, or fail to use commercially reasonable efforts to maintain the Company’s Insurance Policies in the Ordinary Course of Business;

(s)            enter into any transactions or Contracts with any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC, provided that, for the purposes of this Section 5.3(s), the monetary threshold set forth in Item 404 shall be deleted and replaced with “$5,000”;

(t)            make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP;

(u)            acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any assets of any Person or any business or division thereof, except for acquisitions of supplies or equipment in the Ordinary Course of Business;

(v)            except as required in order for the Company to comply with a Company Contract, make any payment or payments to any third party that (i) individually or in the aggregate exceed $5,000 and (ii) have not been approved in writing by the chief financial officer of the Company; or

(w)            agree, resolve or commit to do any of the foregoing.

5.4            No Solicitation.

(a)            The Company agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the Representatives retained by it or any of its Subsidiaries to, directly or indirectly: (i) solicit, initiate, respond to or take any action or omission to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iii) furnish any information regarding the Company or any of its Subsidiaries to any Person in connection with, in response to, relating to or for the purpose of assisting with, facilitating or encouraging an Acquisition Proposal or Acquisition Inquiry; (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, term sheet, acquisition agreement, joint venture agreement, partnership agreement, merger agreement, option agreement or similar document or any Contract, in each case whether binding or non-binding in whole or in part, contemplating or otherwise relating to any Acquisition Proposal (an “Acquisition Agreement”); (v) terminate, amend, release, modify or knowingly fail to enforce any provision of, of grant any permission, waiver or request under, any standstill, confidentiality or similar Company Contract; (vi) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (viii) propose, resolve or agree to do any of the foregoing.

(b)            Notwithstanding anything contained in Section 5.4(a), prior to the Effective Time, the Company, together with its Representatives, may (i) enter into discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited, Acquisition Proposal, which the Company Board determines in good faith, after consultation with its financial advisors and its outside legal counsel, constitutes, or is reasonably likely to lead to, a Superior Proposal, and (ii) thereafter furnish to such Person non-public information regarding the Company pursuant to an Acceptable Confidentiality Agreement, but in each case of the foregoing clauses (i) and (ii), if (and only if): (A) neither the Company nor any Representative of the Company has materially breached this Section 5.4; (B) the Company Board determines in good faith based on the advice of outside legal counsel that the failure to take such action would result in, or would reasonably be expected to result in, a breach of the fiduciary duties of the Company Board under Delaware Law; (C) at least three (3) Business Days prior to furnishing any such information to, or entering into discussions with, such Person, the Company gives Buyer written notice of the identity of such Person, the terms and conditions of the Superior Proposal or any other proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and proposed financing) made thereby, and the Company’s intention to furnish non-public information to, and enter into discussions with, such Person; and (D) furnishes concurrently such information to Buyer (to the extent such information has not been previously furnished by the Company to Buyer). Notwithstanding anything to the contrary set forth in this Section 5.4, if the Company or any of its Representatives receives a bona fide written Acquisition Proposal or Acquisition Inquiry from a third party that was not initiated, sought, solicited, facilitated, encouraged, induced or otherwise procured in material breach of this Agreement, then the Company or any of its Representatives may contact the third party who made the Acquisition Proposal or Acquisition Inquiry solely to clarify the terms of such Acquisition Proposal or Acquisition Inquiry so that the Company and its Representatives may inform themselves about such Acquisition Proposal or Acquisition Inquiry and to refer such third party to the existence of this Agreement and the existence of the restrictions set forth herein (it being agreed by the Parties that this exception shall be narrowly construed, and is intended only to alleviate the possibility of an inadvertent breach of this Agreement caused by an unsolicited Acquisition Proposal or Acquisition Inquiry made by a third party and is not intended to permit any direct or indirect engagement or negotiations of any sort regarding the terms of any Acquisition Proposal or Acquisition Inquiry); provided that (x) simultaneously with sending any written communication to such third party, the Company shall deliver to Buyer a copy of such written communication, and (y) promptly (and in any event within 24 hours) after receiving any communication from such third party, the Company shall deliver to Buyer a copy of such communication.

(c)            In furtherance of the foregoing in this Section 5.4, if the Company Board receives a Superior Proposal that did not result from a material breach of this Section 5.4, the Company may terminate this Agreement pursuant to Section 10.1(d) in order to enter into a definitive agreement; provided that, prior to terminating this Agreement pursuant to Section 10.1(d), (1) the Company Board shall have given Buyer at least three (3) Business Days’ prior written notice (a “Company Notice”) of its intention to take such action and a description of the reasons for taking such action (which Company Notice shall specify the identity of the Person who made such Superior Proposal and the material terms and conditions of such Superior Proposal), (2) the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith, with Buyer during such notice period, to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement in such a manner that would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement irrevocably committed in writing by Buyer, and shall have determined in good faith, after consultation with outside counsel, that failure to terminate this Agreement pursuant to Section 10.1(d) in order to enter into a definitive agreement would be inconsistent with its fiduciary duties under applicable Law and that such Superior Proposal continues to constitute a Superior Proposal.

(d)            If the Company or any of its or its Subsidiaries’ Representatives receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Buyer orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, the terms thereof (including proposed financing), and any written materials submitted therewith). The Company shall keep Buyer informed (orally and in writing), on a current basis, (and in any event at Buyer’s request and otherwise no later than twenty-four (24) hours after the occurrence of any changes, developments, discussions or negotiations) in all material respects, with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any developments, discussions, negotiations, modifications or proposed modifications thereto, and shall deliver copies of any written materials submitted therewith. Neither the Company nor any Company Subsidiary will enter into any confidentiality agreement or other Company Contract with any Person subsequent to the date hereof which prohibits the Company or its Representatives from providing any information to Buyer in accordance with this Section 5.4. In addition to the foregoing, the Company shall provide Buyer with at least forty-eight (48) hours’ written notice (or such shorter period of notice provided to its board of directors) of a meeting of the Company Board (or any committee thereof) at which the Company Board (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry the Company has received.

(e)            The Company shall and shall cause its Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of this Agreement with respect to any Acquisition Proposal or Acquisition Inquiry and shall use its reasonable best efforts to cause any such third party (or its Representatives) in possession of information in respect of the Company or its Subsidiaries that was furnished by or on behalf of the Company or its Subsidiaries to return or destroy (and confirm destruction of) all such information. Following any such return or destruction of information pursuant to the preceding sentence, the Company shall provide Buyer with written confirmation, signed by an officer of the Company, that all such information has been returned or destroyed in accordance with this Section 5.4(e).

ARTICLE VI
ADDITIONAL AGREEMENTS OF THE PARTIES

6.1            Employee Matters.

(a)            As of the Effective Time and thereafter, Buyer shall take commercially reasonable efforts to (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to each employee of the Company and each Company Subsidiary as of the Effective Time (each such employee, a “Covered Employee”) under the applicable health and welfare benefits plan of Buyer or any of its Affiliates (except to the extent applicable under Company Employee Plans immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to the Covered Employees to the extent such evidence of insurability requirements were not applicable to the Covered Employees under the Company Employee Plans immediately prior to the Effective Time, (iii) credit each Covered Employee with all deductible payments, out-of-pocket or other copayments paid by such employee under the Company Employee Plans prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Buyer or any of its Affiliates during the year in which the Closing occurs and (iv) recognize all service of each Covered Employee with the Company and its Subsidiaries for all purposes in any employee benefit plan of Buyer and its Affiliates in which such Covered Employee is eligible to participate to the same extent that such service was taken into account under the Company Employee Plans prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services or for purposes of eligibility, vesting or entitlement to benefits (including benefit accruals) under any defined benefit pension plan or retiree medical or welfare arrangement.

(b)            The provisions of this Section 6.1 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person other than the Parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement, including any rights to continued employment or service with the Company, Buyer, or any of their respective Subsidiaries. Notwithstanding anything in this Section 6.1 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Company Employee Plan maintained by the Company or any of its Subsidiaries, or any employee benefit plan maintained by Buyer. Nothing contained herein shall be construed as requiring Buyer or any of its Affiliates to adopt or continue any specific employee benefit plans or to continue the employment of any specific person, or as limiting the ability of Buyer or any of its Affiliates to amend or terminate any Company Employee Plan.

(c)            As soon as reasonably practicable following the date hereof, the Company shall deliver to Buyer (i) the Company’s reasonable, good faith estimate of the maximum amount that could be paid to any “disqualified individual” (as defined in Section 280G of the Code) of the Company as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event) and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual. Following the date hereof, the Company shall reasonably cooperate with Buyer to minimize any negative Tax consequences under Section 280G of the Code.

(d)            The Company shall provide Buyer with a copy of any material written communications intended for broad-based and general distribution to employees of the Company and its Subsidiaries if such communications relate to any of the Contemplated Transactions, and will not distribute such communications without the prior written consent of Buyer, such consent not to be unreasonably withheld or delayed.

6.2            Indemnification of Officers and Directors.

(a)            For six (6) years from and after the Effective Time, to the fullest extent permitted by applicable Law, Buyer shall honor all of the Company’s obligations to indemnify and hold harmless (and advance funds in respect of each of the foregoing and costs of defense to the extent that such Person has the right to advancement of expenses from the Company or its Subsidiaries as of the date of this Agreement, provided that such indemnified Person agrees in advance to return any such funds to which a court of competent jurisdiction determines such indemnified party is not ultimately entitled) each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (together with their respective heirs and representatives, the “D&O Indemnified Parties”), as provided the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company and any Company Subsidiary, or pursuant to any other agreements in effect as of the date of this Agreement that have been made available to Buyer, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, by reason of the fact that such Persons serving as an officer or director of the Company or any of its Subsidiaries. For a period of six (6) years from and after the Effective Time, the Company shall, and Buyer shall cause the Company to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company and any Company Subsidiary as in effect immediately prior to the Effective Time with respect to acts or omissions occurring, or alleged to have occurred, prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim.

(b)            At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy (the “D&O Policy”) on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase only as much coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Buyer prior to the Effective Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options. Buyer and the Company shall maintain the D&O Policy in full force and effect and continue to honor their respective obligations thereunder for so long as such “tail” policy shall be maintained in full force and effect.

(c)            Each of the D&O Indemnified Parties or other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 6.2(b) (and, after the death of any of the foregoing Persons, such Person’s heirs and representatives) are intended to be third party beneficiaries of this Section 6.2, with full rights of enforcement as if a party thereto. The rights of the D&O Indemnified Parties (and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 6.2(b) (and their heirs and representatives)) under this Section 6.2(c) shall be in addition to, and not in substitution for, any other rights that such Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries that have been made available to Buyer, or applicable Legal Requirements (whether at Law or in equity).

(d)            In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall succeed to the obligations set forth in this Section 6.2.

6.3            Deregistration. To the extent such securities are registered under the Exchange Act, prior to the Effective Time, the Company shall cooperate with Buyer and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause the deregistration of Class A Shares and Public Warrants pursuant to the Exchange Act as promptly as practicable.

6.4            Additional Agreements. Subject to the terms and conditions of this Agreement, the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to make effective the Contemplated Transactions. The Company: (i) shall make all Filings (if any) required to be made and given by such Party in connection with the Contemplated Transactions; and (ii) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained pursuant to any applicable Legal Requirement, Contract or otherwise by the Company in connection with the Contemplated Transactions or for any such Contract to remain in full force and effect; provided that the Company shall not be required to pay any cash amount or agree to any modifications or concessions to obtain any such Consent and failure to obtain any such Consent shall not prevent any condition to the Contemplated Transactions from being satisfied or give rise to a termination event under ARTICLE X of this Agreement. Buyer hereby agrees to (a) cooperate with the Company in all reasonable respects and to provide any necessary documentation or information reasonably required by the Company in connection with the foregoing, as well as (b) to make all Filings (if any) required to be made or given by Buyer in connection with the Contemplated Transactions. Subject to the terms and conditions of this Agreement, each Party shall use reasonable best efforts to satisfy the conditions precedent to the obligations of the Company, in the case of Buyer, or Buyer, in the case of the Company, to consummate the Contemplated Transactions. The Company shall provide prompt (and, in any event, within two (2) Business Days upon the occurrence of such an event) written notice to Buyer of (1) the liquidation, insolvency or bankruptcy of any home improvement contractors or residential solar energy system installers of the Company and the Company Subsidiaries (collectively, the “Contractors”), or (2) any discounts, rebates, or write ups, write downs, write offs or impairments, including any non-cash charges or provision for credit losses, of any short-term capital advances the Company provides to such Contractors. Notwithstanding anything to the contrary in this Agreement, none of Buyer or any of its Subsidiaries shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of Buyer, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, Buyer or any Subsidiary of either of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, Buyer or any Subsidiary of either of the foregoing in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, Buyer or any Subsidiary of either of the foregoing.

6.5            Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure regarding the Contemplated Transactions unless: (a) the other Parties shall have approved such press release or disclosure in writing after a reasonable opportunity for review; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, a reasonable amount of time before such press release or disclosure is issued or made, such Party advises the other Parties of, and consults with the other Parties regarding, the text of such press release or disclosure; provided, however, that each of the Company and Buyer may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent in all material respects with previous press releases, public disclosures or public statements made by the Company or Buyer in compliance with this Section 6.5 and do not reveal material, non-public information regarding the other Parties, the Contemplated Transactions. Notwithstanding the foregoing, to the extent permitted by Legal Requirements, (x) Buyer may respond to telephone or other verbal communications from the customers, suppliers and current or former joint venture or collaboration agreement counterparties of the Company or its Subsidiaries regarding the planned operations of the business to the extent such Persons initiate discussions with Buyer, so long as any such responses does not conflict with previous press releases, public disclosures or public statements made by the Company or Buyer in compliance with this Section 6.5; provided that Buyer promptly informs the Company of such telephone or other verbal communication and (y) the Company shall jointly participate with Buyer in discussions with any of the Company’s customers, suppliers and current or former joint venture or collaboration agreement counterparties related to the planned operations of the business, but only to the extent that Buyer requests the Company’s participation in any such case and such discussion is related to maintaining, preserving or resolving business relations with such party.

6.6            Directors and Officers. The Company shall and shall cause each of its Subsidiaries to obtain and deliver to Buyer at or prior to the Effective Time the resignation of each officer and director of the Company, from their positions as such, who is not continuing, at the sole discretion of Buyer, as an officer or director of the Company following the Effective Time.

6.7            Certificate of Good Standing. The Company shall use its commercially reasonable efforts to deliver to Buyer, at or prior to the Closing Date, certificates of good standing (or equivalent documentation) of the Company and each Company Subsidiary in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents of the Company and each Company Subsidiary, and a certificate as to the incumbency of officers and the adoption of resolutions of the Company Board authorizing the execution of this Agreement and the consummation of the Contemplated Transactions.

6.8            FIRPTA. On or prior to the Closing Date, the Company shall deliver to Buyer either (i) a certificate from the Company that complies with Treasury Regulation Section 1.1445-2(b), or (ii) a certificate from the Company pursuant to Treasury Regulations Section 1.1445-2(c) and a notice to be delivered to the Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), each dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company.

6.9            Preservation of Books and Records. Buyer agrees that it shall preserve and keep all original books and records in respect of the Business in the possession or control of the Buyer or its Affiliates for the longer of (a) any applicable statute of limitations and (b) the period ending on the Case Closing Date.

6.10          Reimbursement of Expenses. At the Closing, the Company shall reimburse Buyer for its reasonable and documented costs and expenses (including attorneys’ fees) incurred in connection with the negotiation and execution of this Agreement, the Contemplated Transactions, and the performance of its obligations hereunder; provided that the Company shall not be required to reimburse Buyer an amount in excess of $1,500,000.

6.11          Buyer Funds. Buyer hereby agrees that, between the date hereof and the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with ARTICLE X, it (x) shall retain a sufficient amount of immediately available funds and otherwise maintain the financial ability to consummate the Contemplated Transactions and pay the portion of the Purchase Price due at the Closing, and (y) shall not incur any Liability that could impair or adversely affect Buyer’s resources, funds or capabilities necessary to perform its obligations under the Transaction Documents, including to consummate the Contemplated Transactions. For the avoidance of doubt, a breach of this Section 6.11 by Buyer shall be deemed a Willful Breach of this Agreement, and, in the case of such breach, the Company may elect to seek remedies as provided in Section 10.2(a) or, in the alternative and at the Company’s choosing, Section 11.11. In determining losses or damages recoverable upon termination of this Agreement by the Company for Buyer’s breach of this Section 6.11, the Parties acknowledge and agree that, notwithstanding the provisions of Section 10.2(a), such losses and damages shall not exceed the amount of the Purchase Price.

ARTICLE VII

TAX MATTERS

7.1            Termination of Tax Sharing Agreements. Notwithstanding any other provision in this Agreement to the contrary, all Tax sharing, allocation or indemnity agreements or similar arrangements (other than customary provisions in commercial agreements the primary purpose of which is not related to Taxes) between a Transferred Entity, on the one hand, and any Person (other than another Transferred Entity), on the other hand, including the Tax Receivable Agreement, as may have been amended, shall be terminated prior to the Closing Date and, after the Closing, none of the Transferred Entities will be bound thereby or have any liability thereunder.

7.2            Transfer Taxes. In the event that Transfer Taxes are required to be paid on the sale of any Buyer Equity Interests, all such Transfer Taxes shall be paid by the Company at Closing. The Party legally responsible for filing a Tax Return with respect to such Transfer Taxes shall, with the cooperation of the other Party, timely prepare and file, or cause to be timely prepared and filed, such Tax Returns; provided, that if the applicable Tax Return is required to be signed by the non-preparing Party, the preparing Party shall provide such Tax Return to the non-preparing Party sufficiently in advance for signature, which shall be promptly signed and returned to the preparing Party prior to the Closing. All such Tax Returns with respect to Transfer Taxes shall be submitted by the preparing Party to the non-preparing Party for review and comments as soon as possible, but not later than five (5) Business Days before the due date for filing such Tax Returns (unless such date would fall on or before the Closing Date). As to any Tax Returns with respect to Transfer Taxes imposed on the sale of any Buyer Equity Interests prepared by the Company, the Company shall accept all reasonable comments of the Buyer. As to any Tax Returns with respect to Transfer Taxes imposed on the sale of any Buyer Equity Interests prepared by Buyer, such preparer shall consider all reasonable comments of the Company. The Parties shall cooperate with each other in good faith to take any reasonable actions to claim an exemption from, or reduction of, any Transfer Taxes imposed on the sale of any Buyer Equity Interests.

ARTICLE VIII

BANKRUPTCY PROVISIONS

8.1            Confirmation Order.

(a)            The Parties acknowledge and agree that this Agreement and the Contemplated Transactions are subject to entry of the Confirmation Order. In the event of any discrepancy between this Agreement and the Confirmation Order, the Confirmation Order shall govern.

(b)            Buyer agrees that it will promptly take such actions as are reasonably requested by the Company to assist in obtaining entry of the Confirmation Order and a finding of adequate assurance of future performance by Buyer, to the extent applicable, including furnishing witnesses, affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

(c)            The Company and Buyer shall consult with one another regarding substantive pleadings that any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval or modification of, as applicable, the Confirmation Order. Unless (i) this Agreement has been terminated in accordance with ARTICLE X or (ii) the Company has breached any representation or warranty or failed to comply with any covenant or agreement applicable to the Company that would cause the condition set forth in Section 9.2(a) not to be satisfied (provided such breach or failure has not been waived or cured) and Buyer is seeking to enforce its rights under this Agreement with respect to such breach or failure, Buyer shall not, without the prior written consent of the Company (which consent may not be unreasonably withheld or delayed), file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Buyer Equity Interests or any other assets of the Company or any of its Affiliates. The Company and the Buyer shall provide to the other Party draft copies of all motions, notices, statements, schedules, applications, reports and other papers such Party intends to file with the Bankruptcy Court in connection with the any order of the Bankruptcy Court in connection with the Contemplated Transactions within a reasonable period of time prior to the date such Party intends to file any of the foregoing and consult in advance in good faith with the other Party regarding the form and substance of any such proposed filing with the Bankruptcy Court. In the event the entry of the Confirmation Order or any other Order of the Bankruptcy Court relating to this Agreement or the Contemplated Transactions shall be appealed (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Confirmation Order or other such order), the Company and Buyer shall use their respective commercially reasonable efforts to defend such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

(d)            The Company shall request that the Confirmation Order entered by the Bankruptcy Court exempt the sale of the Buyer Equity Interests to Buyer under this Agreement from any Transfer Taxes.

8.2            Bankruptcy Milestones. The Company shall and shall cause the Debtors to use its and their reasonable best efforts to satisfy the Bankruptcy Milestones. The timeline for the Bankruptcy Milestones may be extended in accordance with the RSA.

ARTICLE IX
CONDITIONS TO THE TRANSACTION

9.1            Conditions to Obligations of All Parties. The obligations of each Party to effect the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

(a)            No Injunctions, Orders or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Law preventing, prohibiting or restraining the consummation of any of the Contemplated Transactions shall have been issued, entered, promulgated, enacted or enforced by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions.

(b)            Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order and such Confirmation Order shall not be subject to any stay.

9.2            Conditions to Obligations of Buyer. The obligations of Buyer to effect the Contemplated Transactions are further subject to the satisfaction at the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, by Buyer:

(a)            Representations and Warranties. The representations and warranties of the Company set forth in ARTICLE III of this Agreement that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of the Company set forth in ARTICLE III of this Agreement that are not so qualified shall be true and correct in all material respects, in either case, at and as of the Closing Date as though made on or as of such date; provided that the condition in this Section 9.2(a) shall be deemed to have been satisfied even if any representations and warranties of the Company in ARTICLE III of this Agreement (other than the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(a)(i), Section 3.5 or Section 3.21) are not so true and correct unless the cumulative effect of the failure of such representations and warranties of the Company, individually or in the aggregate, has resulted in or is reasonably likely to result in a Company Material Adverse Effect.

(b)            Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)            Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)            Officer’s Certificate. The Company shall have delivered a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying (i) that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied, (ii) that attached thereto are true and complete copies of all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (iii) the names and signatures to the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

(e)            Plan Effectiveness. The applicable conditions precedent in Section 9.1 of the Plan shall have been satisfied or waived.

(f)            Shareholder Agreement. The Shareholder Agreement shall have been duly executed by CRB and the Company and shall become effective upon countersignature by Buyer as of the Effective Time.

(g)            CRB Agreements. CRB shall be irrevocably committed to entering into the A&R Loan Program Agreements, the A&R Loan and Security Agreement and the CRB Exit Notes.

(h)            Releases of Claims. Each of the releases of the Released Parties by the Releasing Parties and Debtors pursuant to Section 10.7 of the Plan shall either be effective or shall have been waived pursuant to Section 9.2 of the Plan as of the Effective Date.

9.3            Conditions to Obligations of the Company. The obligations of the Company to effect the Contemplated Transactions are further subject to the satisfaction at the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, by the Company:

(a)            Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Buyer set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in either case, as of the Closing Date as though made on or as of such date; provided that the condition in this Section 9.3(a) shall be deemed to have been satisfied even if any representations and warranties of Buyer are not true and correct unless the cumulative effect of the failure of such representations and warranties, individually or in the aggregate, has resulted in or is reasonably likely to result in a Buyer Material Adverse Effect.

(b)            Performance and Obligations of Buyer. Buyer shall have performed or complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)            Officer’s Certificate. Buyer shall have delivered a certificate signed by the chief executive officer, chief financial officer, or other authorized officer of Buyer, certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

9.4            Frustration of Closing Conditions. Neither the Company nor Buyer may rely on the failure of any condition set forth in this ARTICLE IX to be satisfied if such failure was the principal cause of the failure or principally resulted from such party’s breach of this Agreement.

ARTICLE X
TERMINATION

10.1          Termination. This Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Effective Time, as follows:

(a)            by mutual written consent duly authorized by the Buyer and the Company;

(b)            by either Buyer or the Company if the Closing shall not have occurred by December 29, 2023 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company, on the one hand, or to Buyer, on the other hand, if such Party’s action or failure to act has been a proximate cause of the failure of the Effective Time to occur on or before the End Date and such action or failure to act constitutes a material breach of this Agreement or the non-satisfaction of any condition set forth in ARTICLE IX;

(c)            by either Buyer or the Company if a court of competent jurisdiction or other Governmental Body shall have issued, entered, promulgated, enacted or enforced a final and nonappealable order, decree, ruling or other Law, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal, prior to the Effective Time, the Contemplated Transactions;

(d)            by the Company in order to enter into an Acquisition Agreement providing for a Superior Proposal; provided, that (i) the Company has complied in all material respects with the terms of Section 5.4 and (ii) the Company pays to Buyer the Termination Fee and the Expense Reimbursement in accordance with the procedures and time periods set forth in Section 10.2(d);

(e)            by the Company, if the Company Board (or other equivalent governing body) determines in good faith after consultation with outside counsel that its continued performance under this Agreement or any other Transaction Document would be inconsistent with its fiduciary duties under applicable Law;

(f)            by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Buyer shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement, which breach, failure to perform or violation would reasonably be expected to have a Buyer Material Adverse Effect, or (B) any of the representations and warranties of Buyer set forth in this Agreement shall have become inaccurate, which inaccuracy (without giving effect to any qualification as to materiality or Buyer Material Adverse Effect contained therein) would reasonably be expected to have a Buyer Material Adverse Effect, and, in each of clauses (A) and (B), such breach, failure to perform, violation or inaccuracy is not capable of being cured or, if capable of being cured, is not cured by Buyer before the tenth (10th) calendar day following receipt of written notice from the Company (the “Buyer Cure Period”) of such breach, failure to perform, violation or inaccuracy (it being agreed that, if the End Date falls within the Buyer Cure Period, the End Date automatically will be extended without action of either of the Parties to the date that is two (2) Business Days following the expiration of the Buyer Cure Period);

(g)            by Buyer, in the event that (i) Buyer is not then in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) in a manner that would give rise to the failure of a condition set forth in Section 9.1 or Section 9.2 and such breach, failure to perform, violation or inaccuracy is not capable of being cured or, if capable of being cured, is not cured by the Company before the tenth (10th) calendar day following receipt of written notice from Buyer (the “Company Cure Period”) of such breach, failure to perform, violation or inaccuracy (it being agreed that, if the End Date falls within the Company Cure Period, the End Date automatically will be extended without action of either of the Parties to the date that is two (2) Business Days following the expiration of the Company Cure Period);

(h)            by Buyer or the Company in the event that the RSA is validly terminated, provided, that such terminating Party is not at such time in material breach of this Agreement, and, provided, further, that the termination of the RSA did not principally result from such terminating Party’s breach of the RSA; and

(i)            by the Company, in the event that (i) all of the conditions set forth in Section 9.1 and Section 9.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date) or waived, (ii) Buyer fails to consummate the Closing on or prior to the date and time required by Section 1.2, (iii) the Company has delivered notice to Buyer that it is ready, willing and able to consummate the Closing and (iv) Buyer has failed to consummate the Closing within three (3) Business Days following the delivery of such notice (which failure by Buyer, for the avoidance of doubt, shall constitute a Willful Breach of this Agreement).

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2          Effect of Termination.

(a)            Survival. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 10.2 and ARTICLE XI shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its willfully and knowingly committed fraud with specific intent to deceive and mislead the non-breaching Party or from any liability for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. In determining losses or damages recoverable upon termination by a Party for another Party’s breach, the Parties acknowledge and agree that such losses and damages may not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by such Party and its stakeholders (it being agreed that the right to enforce any such Willful Breach will be solely a right of the Company (and not of any securityholder of the Company) or Buyer (and not of any securityholder of Buyer), as applicable, and will be exercised by the Company or Buyer, as the case may be, in such Person’s sole and absolute discretion). For the avoidance of doubt, a failure of Buyer to consummate the Closing when required pursuant to the terms of this Agreement shall be deemed a Willful Breach of this Agreement, whether or not the Buyer had the sufficient funds available.

(b)            Return of Escrow to the Company. In the event of a termination of this Agreement (i) by the Company pursuant to (1) Section 10.1(f), (2) Section 10.1(h) (in the event of a termination by the Company of the RSA pursuant to clause (i)(x) of the definition of “Company Termination Event” set forth therein), (3) Section 10.1(b) at a time the Company could have terminated this Agreement pursuant to Section 10.1(f) or Section 10.1(i), or (4) Section 10.1(i), or (ii) by the Buyer pursuant to Section 10.1(b) at a time the Company could have terminated this Agreement pursuant to Section 10.1(f) or Section 10.1(i), then Buyer and the Company shall, within two (2) Business Days after the date of such termination, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to pay an amount equal to the Escrowed Funds (together with all accrued investment income thereon (if any)) to the Company. The Parties further agree that, notwithstanding the provisions of Section 10.2(a), in the event of a termination of this Agreement described in the preceding sentence, at a time at which the conditions set forth in ARTICLE IX of this Agreement (determined as if the Closing were to occur at the time of such termination) had not been satisfied (and the failure of any condition set forth in ARTICLE IX to be satisfied did not result from Buyer’s breach of this Agreement), the Company’s right to receive the amounts payable pursuant to Section 10.2(b)(i)(1) shall constitute the sole and exclusive monetary remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any Law or otherwise, but shall not, for the avoidance of doubt, restrict or limit the Company from seeking remedies or enforcing its right to specific performance as provided in Section 11.11) of the Company against Buyer in connection herewith, except in the event Buyer (A) willfully and knowingly commits fraud with specific intent to deceive and mislead or (B) commits a Willful Breach under this Agreement, in which case, with respect to the preceding clauses (A) and (B), the Company shall, in addition to the return of Escrowed Funds pursuant to this Section 10.2(b), also be entitled to bring or maintain any other claim, action or proceeding in any court of the United States or any state having jurisdiction (subject to Section 11.5 hereof), and may seek any other remedies at law or equity arising from such fraud or Willful Breach by Buyer, and any losses or damages so sought shall not be limited to the payment of an amount equal to the Escrowed Funds (together with all accrued investment income thereon (if any)) to the Company. Buyer acknowledges that the agreements contained in this Section 10.2(b) are an integral part of the Contemplated Transactions, and that without these agreements, the Company would not have entered into this Agreement. In addition, if Buyer fails to cooperate with the Company to deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to pay an amount equal to the Escrowed Funds (together with all accrued investment income thereon (if any)) to the Company within two (2) Business Days after the date of such termination, then (x) Buyer shall reimburse the Company for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (y) Buyer shall pay to the Company interest on the amounts payable pursuant to this Section 10.2(b) from and including the date payment of such amounts were due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding the foregoing, the Parties acknowledge and agree that nothing in this Section 10.2(b) shall restrict the Company from seeking remedies or enforcing its right to specific performance as provided in Section 11.11.

(c)            Return of Escrow to Buyer. In the event of a termination of this Agreement pursuant to Section 10.1 (other than a termination described in Section 10.2(b) above), then Buyer and the Company shall, within two (2) Business Days after the date of such termination, deliver Joint Written Instructions to the Escrow Agent directing the Escrow Agent to deliver an amount equal to the Escrowed Funds (together with all accrued investment income thereon (if any)) to Buyer.

(d)            Termination Fee; Reimbursement of Costs.

(i)            If the Company terminates this Agreement pursuant to Section 10.1(d) or Section 10.1(e) then, in each case, the Company shall pay to Buyer a fee of $450,000 in cash (the “Termination Fee”) and shall reimburse Buyer’s reasonable and documented costs and expenses (including attorney’s fees) incurred in connection with entering into this Agreement and performing its obligations hereunder through the date of termination, provided that the Company shall not be required to reimburse Buyer an amount in excess of $1,050,000 for such costs and expenses (the “Expense Reimbursement”). The Termination Fee and Expense Reimbursement shall be payable by the Company (1) upon consummation of the transactions contemplated by the Superior Proposal, to the extent this Agreement is terminated pursuant to Section 10.1(d), or (2) within two (2) Business Days, to the extent this Agreement is terminated pursuant to Section 10.1(e).

(ii)            In the event that Buyer is not then in material breach of this Agreement and (1) Buyer terminates this Agreement pursuant to Section 10.1(g), (2) either Party terminates this Agreement pursuant to Section 10.1(h) following the termination of the RSA by the Plan Sponsor pursuant to Section 7(c)(iii) or Section 7(c)(v) of the RSA, or (3) Buyer terminates this Agreement pursuant Section 10.1(h) following the termination of the RSA by the Consenting Creditor pursuant to Section 7(b)(xviii) of the RSA, the Company shall reimburse Buyer’s reasonable and documented costs and expenses (including attorneys’ fees) incurred in connection with entering into this Agreement and performing its obligations hereunder through the date of termination, provided that the Company shall not be required to reimburse Buyer an amount in excess of $1,500,000 for such costs and expenses (the “Secondary Expense Reimbursement”). The Secondary Expense Reimbursement shall be payable by the Company within two (2) Business Days in the event of a termination described in the preceding sentence.

(iii)            In the event any amount is payable by the Company pursuant to the preceding clauses (i) or (ii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Buyer.

(e)            Each of the Parties acknowledges that (i) the agreements contained in this Section 10.2 are an integral part of this Agreement, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) each of the Termination Fee, the Expense Reimbursement and the Secondary Expense Reimbursement is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which the Termination Fee and the Expense Reimbursement, under certain circumstances, or the Secondary Expense Reimbursement, under other circumstances, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Contemplated Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 10.2(d), then (1) the Company shall reimburse Buyer for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (2) the Company shall pay to Buyer interest on the amounts payable pursuant to Section 10.2(d) from and including the date payment of such amounts were due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made. In no event shall the Company be obligated to pay, the Termination Fee, the Expense Reimbursement or the Secondary Expense Reimbursement on more than one occasion. In addition, in no event shall the Company be obligated to pay (A) the Secondary Expense Reimbursement if the Company has paid, or is obligated to pay, the Termination Fee and the Expense Reimbursement; or (B) the Termination Fee and the Expense Reimbursement if the Company has paid, or is obligated to pay, the Secondary Expense Reimbursement.

(f)            In the event the Termination Fee and the Expense Reimbursement is paid to Buyer in accordance with Section 10.2(d)(i), or the Secondary Expense Reimbursement is paid to Buyer in accordance with Section 10.2(d)(ii), (i) Buyer’s receipt of (1) the Termination Fee and the Expense Reimbursement in accordance with Section 10.2(d)(i) or (2) the Secondary Expense Reimbursement in accordance with Section 10.2(d)(ii) shall, in either case, be the sole and exclusive remedy of Buyer in respect of any breach of, or inaccuracy contained in, the Company’s covenants, agreements, representations or warranties in this Agreement and (ii) none of Buyer, any of its Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates or any Representative of the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination, except, in the case of clauses (i) or (ii), for willfully and knowingly committed fraud with specific intent to deceive and mislead or Willful Breach, in which case such Persons shall be entitled to bring or maintain any other claim, action or proceeding in any court of the United States or any state having jurisdiction, in addition to any other remedy to which they are entitled at Law or in equity.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1          Non-Survival of Representations and Warranties. The representations and warranties of the Company and Buyer contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this ARTICLE XI shall survive the Effective Time.

11.2          Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Buyer.

11.3          Waiver.

(a)            No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)            No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4          Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Transmission. This Agreement and the other agreements referred to in this Agreement, including the Confidentiality Agreement, the RSA, and the Plan constitute the entire agreement and supersede all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms and shall survive termination of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The execution, exchange and delivery of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile, electronic transmission and/or electronic signatures in PDF format (including by DocuSign or similar electronic means) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5          Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action, claim, suit or proceeding between any of the Parties arising out of, based upon or relating to this Agreement or any of the Contemplated Transactions (each, a “Transaction Dispute”), each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Bankruptcy Court; provided, however, upon the closing of the Chapter 11 Cases, (a) the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state and federal courts located in the State of Delaware and any direct appellate court therefrom); and (b) if any such Transaction Dispute is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware. Furthermore, each Party hereby irrevocably waives and agrees not to assert as a defense, counterclaim or otherwise, in any such Transaction Dispute, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 11.8, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Transaction Dispute in such court is brought in an inconvenient forum, (B) the venue of the Transaction Dispute is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.6          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY TRANSACTION DISPUTE ARISING OUT, BASED UPON OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

11.7          Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for, following the Effective Time, (a) the rights of the D&O Indemnified Parties pursuant to Section 6.2 and (b) the Nonparty Affiliates pursuant to Section 11.13.

11.8          Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered if delivered by hand, (b) three (3) Business Days after sending, if sent by registered mail, (c) on the date sent by electronic mail (provided that a duplicate copy of such notice given by email be promptly given by one of the methods described in (a), (b) or (d) of this Section 11.8), or (d) by courier or express delivery service, in each case, to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Parties):

if to Buyer:

ED Umbrella Holdings, LLC

c/o Sunstone Credit

37 West 20th Street

New York, NY 10011

Attention: Joshua Goldberg

Email: [TEXT REDACTED]

with a copy to:

Locke Lord LLP

Brookfield Place, 200 Vesey Street

New York, NY 10281

Attention: Aaron Smith, Esq.; Michael Malfettone, Esq.

Email: [TEXT REDACTED]

if to the Company:

Sunlight Financial Holdings Inc.

101 North Tryon Street

Suite 900

Charlotte, NC 28246

Attention: Matthew Potere; Justin Carpenter, Esq.

Email: [TEXT REDACTED]

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Email: [TEXT REDACTED]

11.9          Cooperation. Each Party agrees to reasonably cooperate with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by any other Party to evidence, reflect or consummate the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.10        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

11.11        Other Remedies; Specific Performance.

(a)            Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)            The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that no adequate remedy at Law would exist and that damages would be difficult to determine. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, and each of the Parties irrevocably waives any bond, surety or other security that might be required of any other Party with respect thereto.

11.12        Expenses. Except as otherwise expressly set forth herein (including Section 10.2(d)), all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such costs and expenses.

11.13        Non-Recourse. All Legal Proceedings (whether in Contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as parties hereto in the preamble to this Agreement or, if applicable, their successors and assigns (“Contracting Parties”). No Person who is not either a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountant, investment banker, financial advisor or other representative of, and any lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountant, investment banker, financial advisor or other representative of, and any lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in Contract or in tort, in Law or in equity, or granted by statute) for any Legal Proceedings, obligations, or other Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases, or shall waive and release, all such Legal Proceedings, obligations and other Liabilities against any such Nonparty Affiliates. It is expressly agreed that the Nonparty Affiliates to whom this Section 11.13 applies shall be third-party beneficiaries of this Section 11.13.

11.14        Privilege. Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that, other than in the case of potential willfully and knowingly committed fraud with the specific intent to deceive and mislead (such potential claims to be reasonably determined upon the advice of counsel), all attorney-client privileged communications between the Company, its current or former Affiliates or Representatives and their counsel, including Weil, Gotshal & Manges LLP, made before the consummation of the Closing in connection with the negotiation, preparation, execution, delivery and closing under any Transaction Document, any Transaction Dispute or, before the Closing, any other matter, shall continue after the Closing to be privileged communications with such counsel and neither the Buyer nor any of its former or current Affiliates or Representatives nor any Person purporting to act on behalf of or through the Buyer or any of its current of former Affiliates or Representatives, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Buyer or the Business or on any other grounds.

11.15        Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)            The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)            The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in ARTICLE III. The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in ARTICLE III to the extent it is readily apparent on its face that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Company Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect, or is outside the Ordinary Course of Business.

(d)            The Buyer Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in ARTICLE IV. The disclosures in any section or subsection of the Buyer Disclosure Schedule shall qualify other sections and subsections in ARTICLE IV to the extent it is readily apparent on its face that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Buyer Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to have a material adverse effect on Buyer, or is outside the Ordinary Course of Business.

(e)            As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(f)            Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(g)            All references in this Agreement to “$” are references to United States dollars.

(h)            Except as otherwise indicated, all references to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(i)            The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(j)            The word “or” is not exclusive.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BUYER:

ED UMBRELLA HOLDINGS, LLC

By:	/s/ Josh Goldberg
Name: Josh Goldberg
Title: President and CEO

COMPANY:

SUNLIGHT FINANCIAL HOLDINGS INC.

By:	/s/ Matthew Potere
Name: Matthew Potere
Title: Chief Executive Officer

[Signature Page to Investment Agreement]

Exhibits:

Exhibit A	Certain Definitions
Exhibit B	Plan
Exhibit C	Capitalization Schedule
Exhibit D	A&R Certificate
Exhibit E	A&R Bylaws
Exhibit F	A&R Loan Program Agreements
Exhibit G	A&R Loan and Security Agreement
Exhibit H	CRB Exit Notes
Exhibit I	Shareholder Agreement

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2021 Equity Incentive Plan” shall mean the Sunlight Financial Holdings Inc. 2021 Equity Incentive Plan approved by the Company Board on June 17, 2021, and filed with the SEC on October 10, 2021.

“A&R Bylaws” shall have the meaning set forth in the recitals.

“A&R Certificate” shall have the meaning set forth in the recitals.

“A&R Loan and Security Agreement” shall have the meaning set forth in the RSA.

“A&R Loan Program Agreements” shall have the meaning set forth in the recitals.

“Acceptable Confidentiality Agreement” shall mean an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no-hire provisions and “standstill” provisions) at least as favorable to the Company as those contained in the Confidentiality Agreement; provided, however, an “Acceptable Confidentiality Agreement” shall (a) not grant any exclusive right to negotiate with such counterparty, (b) prohibit the Company from observing its obligations under this Agreement or (c) require the Company or its Subsidiaries to pay or reimburse the counterparty’s fees, costs or expenses.

“Acquisition Agreement” shall have the meaning set forth in Section 5.4(a).

“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by or on behalf of Buyer) that involves or could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” shall mean any bona fide offer or proposal (other than an offer or proposal made or submitted by or on behalf of Buyer), providing for (A) the merger, reorganization, consolidation, share exchange, business combination, joint venture, recapitalization or similar transaction involving the Company or any of its Subsidiaries, pursuant to which any such Third Person would own or control, directly or indirectly, fifteen percent (15%) or more of the voting power or equity of the Company, Sunlight Financial or any other Company Subsidiary, (B) the sale (whether by merger, consolidation, equity investment, joint venture, lease, exchange, transfer or license) or other disposition, directly or indirectly, of assets of the Company (including the capital stock or other equity interests of any of its Subsidiaries), Sunlight Financial and/or any other Company Subsidiary representing fifteen percent (15%) or more of the consolidated book value or the fair market value of the assets revenues or net income of the Company and its Subsidiaries (including or Sunlight Financial), taken as a whole, (C) issuance or sale (whether by merger, consolidation, equity investment, joint venture, lease, exchange, transfer or license) or other disposition of capital stock or other Equity Interests representing fifteen percent (15%) or more of the voting power or Equity Interests of the Company, Sunlight Financial or any other Company Subsidiary, taken as a whole, (D) tender offer, exchange offer or any other transaction or series of related transactions in which any Third Person would acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of capital stock or other Equity Interests representing fifteen percent (15%) or more of the voting power or Equity Interests of the Company, Sunlight Financial or any other Company Subsidiary, or (E) any combination of the foregoing.

“Affiliate” shall have the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” shall have the meaning set forth in the preamble.

“Bankruptcy Code” shall have the meaning as set forth in the recitals.

“Bankruptcy Court” shall have the meaning as set forth in the recitals.

“Bankruptcy Milestones” shall mean the milestones set forth on Exhibit A to the RSA.

“Base Amount” shall have the meaning set forth in Section 6.2(b).

“Black-Sholes Formula” shall mean the pricing model for pricing securities using market assumptions on dividends, borrowing, interest rates, volatility and entity credit spread, the strike price of the applicable security and its residual term.

“Business” shall mean the Company’s business-to-business-to-consumer point-of-sale financing platform, pursuant to which the Company facilitates for certain residential solar and other home improvement contractors the ability to offer seamless financing to their customers when purchasing residential solar systems and other home improvements and all business and operations of the Company and its Subsidiaries in relation thereto or in connection therewith.

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Cure Period” shall have the meaning set forth in Section 10.1(f).

“Buyer Equity Interests” shall have the meaning set forth in the recitals.

“Buyer Disclosure Schedule” shall have the meaning set forth in ARTICLE IV.

“Buyer Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of such Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect, individually or in the aggregate, on the ability of Buyer to consummate the Contemplated Transactions.

“Buyer SEC Documents” shall mean all forms, statements, schedules, documents and reported filed or furnished by Buyer with the SEC.

“Capitalization Date” shall have the meaning set forth in Section 3.5(a).

“CARES Act” shall mean the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended, and applicable rules, requests, guidelines, directives, or regulations thereunder or issued by the Small Business Administration or any other Governmental Body in connection therewith, as in effect from time to time.

“Case Closing Date” shall mean the date upon which the Chapter 11 Cases are closed in accordance with section 350 of the Bankruptcy Code.

“Cause of Action” shall have the meaning set forth in the Plan.

“Chapter 11 Cases” shall mean the cases under chapter 11 of the Bankruptcy Code to be commenced by the Debtors by no later than the Outside Petition Date, in the Bankruptcy Court and styled In re Sunlight Financial Holdings Inc.

“Class A Shares” shall mean Class A common stock, par value $0.0001 per share, of the Company.

“Class B Shares” shall have the meaning set forth in Section 3.5(a).

“Class C Shares” shall mean Class C common stock, par value $0.0001 per share, of the Company.

“Class EX Units” shall have the meaning set forth in Section 3.5(b).

“Class X Units” shall have the meaning set forth in Section 3.5(b).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble.

“Company Affiliate” shall mean any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current or former employee, individual independent contractor, officer or director of the Company or any Company Subsidiary.

“Company Board” shall have the meaning set forth in the recitals.

“Company Certifications” shall have the meaning set forth in Section 3.6(a).

“Company Common Stock” shall have the meaning set forth in Section 3.5(a).

“Company Contract” shall mean any Contract: (a) to which the Company or any of its Subsidiaries is a Party; (b) by which the Company or any Company Subsidiary or any asset of the Company or any of its Subsidiaries is or may become bound or under which the Company or any Company Subsidiary has, or may become subject to, any obligation; or (c) under which the Company or Company Subsidiary has or may acquire any right or interest.

“Company Cure Period” shall have the meaning set forth in Section 10.1(g).

“Company DC&Ps” shall have the meaning set forth in Section 3.6(g).

“Company Disclosure Schedule” shall have the meaning set forth in ARTICLE III.

“Company Employee Plan” shall have the meaning set forth in Section 3.17(e).

“Company IP” shall mean all Intellectual Property currently owned or controlled by the Company or any of its Subsidiaries that is necessary for or used in the business of the Company or any of its Subsidiaries as presently conducted.

“Company Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of such Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect, individually or in the aggregate, on: (a) the business, condition (financial or otherwise), capitalization, assets, liabilities, results of operations or financial performance of the Company and its Subsidiaries taken as a whole; or (b) the ability of the Company to consummate the Contemplated Transactions; provided, however, that in the case of clause (a), Effects caused by the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Company Material Adverse Effect: (i) conditions generally affecting the principal industries in which the Company and its Subsidiaries operate or the political condition, economy or capital markets as a whole in any location where the Company or its Subsidiaries have material operations; (ii) any failure by the Company or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released), or change in the price or trading volume of the Company’s Equity Interests on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution or announcement of this Agreement or the announcement of the Contemplated Transactions, including (A) the initiation of litigation by any Person with respect to this Agreement or the Contemplated Transactions or (B) any termination or loss of, reduction in or similar negative impact on the Company’s reputation or relationships, contractual or otherwise, with any actual or potential customers, suppliers, distributors, partners or employees of the Company or its Subsidiaries (in each case other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement of the Contemplated Transactions); (iv) any natural disaster or any acts of terrorism, epidemics or pandemics (including COVID-19), disease outbreak, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, or enforcement or interpretation thereof; (vi) the taking of any action, or the omission of any action, requested by Buyer in writing; or (vii) the delisting of Class A Shares and Public Warrants from the NYSE; provided, however any Effect that would be excluded by the foregoing clauses (i), (iv) or (v) shall be taken into account to the extent the same has a disproportionate impact on the Company and its Subsidiaries taken as a whole, relative to other businesses in the same industry in which the Company and its Subsidiaries operate.

“Company Permits” shall have the meaning set forth in Section 3.13(b).

“Company Preferred Stock” shall have the meaning set forth in Section 3.5(a).

“Company Registered IP” shall mean all Company IP owned by the Company or any Company Subsidiary that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing, and all domain name registrations.

“Company SEC Documents” shall have the meaning set forth in Section 3.6(a).

“Company Subsidiary” shall mean any Subsidiary of the Company.

“Company Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of July 31, 2023, provided to Buyer prior to the date of this Agreement.

“Confidentiality Agreement” shall mean the non-disclosure letter agreement, dated August 7, 2023, between the Company and the general partner of Buyer.

“Confirmation Order” shall have the meaning set forth in the Plan.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Consenting Creditor” shall have the meaning set forth in the RSA.

“Contemplated Transactions” shall have the meaning set forth in the recitals.

“Contract” shall, with respect to any Person, mean any written or oral agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, indenture, instrument, note, bond, option, warranty, purchase order, license, sublicense, insurance policy, powers of attorney, deed of trust, obligation, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Contracting Parties” shall have the meaning set forth in Section 11.13.

“Contractors” shall have the meaning set forth in Section 6.4.

“Covered Employee” shall have the meaning set forth in Section 6.1(a).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID Measures” shall mean any quarantine, “shelter in place,” “stay at home,” social distancing, or any other Legal Requirement, order, directive, guideline or recommendation by any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other pandemic, epidemic or disease outbreak.

“CRB” shall mean Cross River Bank.

“CRB Equity Interests” shall have the meaning set forth in the recitals.

“CRB Exit Notes” shall have the meaning set forth in the recitals.

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.2(a).

“D&O Policy” shall have the meaning set forth in Section 6.2(b).

“Debtors” shall have the meaning set forth in the recitals.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Effect” shall mean any effect, change, event, circumstance, or development.

“Effective Date” shall have the meaning set forth in the Plan.

“Effective Time” shall mean 11:59 p.m. (local time) on the last calendar day immediately preceding the Closing Date.

“Employee Stock Purchase Plan” shall mean the Sunlight Financial Holdings Inc. Employee Stock Purchase Plan approved by the Company Board on June 17, 2021, and filed with the SEC on October 10, 2021.

“Encumbrance” or “Encumbrances” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature.

“End Date” shall have the meaning set forth in Section 10.1(b).

“Entity” or “Entities” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Interest” shall mean, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Plan” shall have the meaning set forth in Section 3.5(d).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall have the meaning set forth in Section 2.2.

“Escrowed Funds” shall have the meaning set forth in Section 2.2.

“ESPP” shall have the meaning set forth in Section 3.5(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expense Reimbursement” shall have the meaning set forth in Section 10.2(d)(i).

“Filing” shall mean any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

“FTV Indemnity Agreement” shall mean that certain Indemnity Agreement, dated as of January 23, 2021, by and among Spartan Acquisition Corp. II, FTV V, L.P., FTV-Sunlight, Inc., SL Invest I Inc., SL Invest II LLC, SL Financial Investor I LLC, SL Financial Investor II LLC, SL Financial Holdings Inc., SL Financial LLC, Sunlight Financial LLC, and Tiger Co-Invest B Sunlight Blocker, LLC.

“GAAP” shall mean generally accepted accounting principles of the United States.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification, approval consent, designation, exemption, waiver or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) federal, state, commonwealth, province, territory, county, municipality, local, district, foreign or other jurisdiction of any nature; (b) federal, state, county, local, municipal, foreign or other government; (c) governmental or quasi-authority of any nature (including any governmental division, department, agency, commission, legislature, executive, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority); or (d) self-regulatory organization (including the NYSE).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including polychlorinated biphenyls, per-and polyfluoroalkyl substances, crude oil or any fraction thereof, and petroleum products or by-products.

“Independent Committee” shall have the meaning set forth in the recitals.

“Independent Committee Recommendation” shall have the meaning set forth in the recitals.

“Insurance Policies” shall have the meaning set forth in Section 3.19.

“Intellectual Property” shall mean (a) United States, foreign and international patents, patent applications (including provisional applications), statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and all goodwill associated with the forgoing, (c) copyrights, including registrations and applications for registration thereof, (d) rights in software, confidential formulae, know-how and customer lists, trade secrets, confidential information and other proprietary information rights, and (e) all other intellectual property rights in any jurisdiction.

“Investor Rights Agreement” shall mean that certain Investor Rights Agreement, dated as of July 9, 2021, by and among Sunlight Financial Holdings, Inc. f/k/a Spartan Acquisition Corp. II, Spartan Acquisition Sponsor II LLC, Tiger Infrastructure Partners Sunlight Feeder LP, Tiger Infrastructure Partners Co-Invest B LP, FTV V L.P., and the Holders (as defined in the Investor Rights Agreement).

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“IT Systems” shall have the meaning set forth in Section 3.10(h).

“Joint Written Instructions” shall mean written instructions from the Company and the Buyer, a form of which is attached to the Escrow Agreement as an exhibit thereto, directing the Escrow Agent to deliver the Escrowed Funds as provided for under this Agreement.

“Knowledge” shall mean, with respect to an individual, that such individual is actually aware of the relevant fact after due inquiry by such individual. Any Person that is an Entity shall have Knowledge if any executive officer, or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter, after due inquiry.

“Law” shall mean any laws (including the common law), statutes, ordinances, codes, rules, regulations, orders, injunctions, edicts, decrees, rulings, resolutions, decisions, constitution, treaty, principle of common law or convention or other similar requirement, in each case, enacted, adopted, promulgated or applied by any Governmental Body.

“Leases” shall have the meaning set forth in Section 3.9(a).

“Legal Proceeding” shall mean any action, suit, claim, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, writ, mediation, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, local or municipal or other Law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE or the Financial Industry Regulatory Authority).

“Liability” or “Liabilities” shall have the meaning set forth in Section 3.12.

“LLCA” shall mean the Fifth Amended and Restated Limited Liability Company Agreement of Sunlight Financial, dated as of July 9, 2021.

“Loan” shall have the meaning set forth in Section 3.14(a).

“Material Contract” or “Material Contracts” shall have the meaning set forth in Section 3.11(a).

“Most Recent Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (filed with the SEC on May 4, 2023).

“New Common Stock” shall have the meaning set forth in the Plan.

“New Preferred Stock” shall have the meaning set forth in the Plan.

“Nonparty Affiliates” shall have the meaning set forth in Section 11.13.

“NYSE” shall mean the New York Stock Exchange.

“Open Source Code” shall mean any open source, community source, shareware, freeware, or other code licensed or made available under the GNU General Public License, any other license meeting the open source definition published by the Open Source Initiative as set forth at www.opensource.org, or any other software licensed or distributed under a similar licensing or distribution regime.

“Order” shall mean any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Governmental Body.

“Ordinary Course of Business” shall mean such actions taken in the ordinary course of a Party’s normal operations and consistent with its past practices taken as a whole.

“Organizational Documents” shall mean, with respect to any Entity (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation or charter, by-laws, shareholders agreement and similar organizational documents, as amended; (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, as amended; and (c) if such Entity is a limited partnership, such Entity’s certificate or articles of formation and limited partnership agreement, as amended.

“Outside Petition Date” shall mean November 2, 2023.

“Party” or “Parties” shall have the meaning set forth in the preamble.

“Permitted Encumbrances” shall have the meaning set forth in Section 3.8(a).

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” shall mean, collectively (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number that allows for the identification of that person or that person’s device or (ii) any other information defined as “personal data,” “personally identifiable information,” or “personal information” or any similar or comparable term under any Legal Requirement.

“Plan” shall have the meaning set forth in the recitals.

“Plan Effective Date” shall have the meaning of “Effective Date” set forth in the Plan.

“Plan Sponsor” shall have the meaning set forth in the RSA.

“Pre-Closing Period” shall have the meaning set forth in Section 5.1.

“Private Placement Warrants” shall mean those warrants identified as Private Placement Warrants pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of November 24, 2020, by and among the Company and Spartan Acquisition Corp. II.

“Public Warrants” shall mean the warrants issued in connection with the Company’s initial public offering consummated on November 30, 2020 and governed by that certain Warrant Agreement, dated as of November 24, 2020, by and between the Company and Continental Stock Transfer & Trust Company.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Real Property” shall have the meaning set forth in Section 3.9(a).

“Released Parties” shall have the meaning set forth in the Plan.

“Releasing Parties” shall have the meaning set forth in the Plan.

“Representatives” shall mean, with respect to any Person, its directors, officers, other employees, agents, attorneys, accountants, consultants, advisors (including financial advisors and investment bankers) and other authorized representatives acting in such capacity.

“Required Approvals” shall mean the approvals of the Governmental Bodies and any other Filings, Consents or other approvals of any Governmental Body or otherwise required under applicable Law to consummate the Contemplated Transactions, each as set forth on Section 3.3(b) of the Company Disclosure Schedule.

“RSA” shall have the meaning set forth in the recitals.

“RSA Parties” shall have the meaning in the recitals.

“RSU” shall mean an award representing the right to receive shares of Company Common Stock upon settlement of such award granted by the Company pursuant to the terms of the Equity Plan.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder Agreement” shall have the meaning set forth in the recitals.

“Stock Plans” shall have the meaning set forth in Section 3.5(d).

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Sunlight Financial” shall have the meaning set forth in Section 3.1(a).

“Superior Proposal” shall mean an unsolicited bona fide written Acquisition Proposal (except the references therein to 15% shall be replaced by “more than 50%”) that: (a) was not obtained (by the Company, any Subsidiary or any of their respective Representatives) or made as a direct or indirect result of a breach of this Agreement (including Section 5.4); and (b) is on terms and conditions that the Company Board determines, in its good faith judgment, after consultation with its outside legal counsel and financial advisors and after taking into account the various legal, financial and regulatory aspects of the Acquisition Proposal, including the financing terms thereof (if any), and the third party making such Acquisition Proposal: (x) is more favorable, from a financial point of view, to the Company’s stockholders than the terms of the Contemplated Transactions; and (y) is reasonably capable of being consummated in accordance with its terms (taking into account certainty of financing, regulatory approvals and timing).

“Tax” or “Taxes” shall mean any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax, charge or interest, whether disputed or not.

“Tax Receivable Agreement” shall mean that certain Tax Receivable Agreement, dated as of July 9, 2021, by and among the Company, the TRA Holders and the TRA Agent.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Taxing Authority” shall mean any federal, state, local or non-U.S. jurisdiction (including any subdivision and any revenue agency of a jurisdiction) imposing Taxes and the agencies, if any, charged with the collection, administration or enforcement of such Taxes for such jurisdiction.

“Tech Capital Warrant” shall have the meaning set forth in Section 3.5(a).

“Termination Fee” shall have the meaning set forth in Section 10.2(d)(i).

“Third Person” shall mean any Person or a group (as defined in or under Section 13 of the Exchange Act), including such Person’s, group’s or resulting company’s direct or indirect stockholders (in each case other than Buyer and its Affiliates).

“TRA Agent” shall mean the agent for the TRA Holders as designated under the Tax Receivable Agreement.

“TRA Holders” shall have the meaning set forth in the Tax Receivable Agreement.

“Transaction Document” shall mean this Agreement and each other document entered into in connection with the Contemplated Transactions.

“Transferred Entity” or “Transferred Entities” shall have the meaning set forth in the recitals.

“Transfer Taxes” shall mean all sales, harmonized use, excise, ad valorem, direct or indirect real property, transfer, intangible, stamp, business and occupation, value added, recording, documentary, filing, permit or authorization, leasing, license, lease, service, service use, severance Taxes together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Warrants” shall mean the Tech Capital Warrant, the Public Warrants and the Private Placement Warrants.

“Willful Breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would cause a material breach of this Agreement.

EXHIBIT B

PLAN

(See attached.)

EXHIBIT C

CAPITALIZATION SCHEDULE

[TEXT REDACTED]

EXHIBIT D

A&R CERTIFICATE

(See attached.)

EXHIBIT E

A&R BYLAWS

(See attached.)

EXHIBIT F

A&R LOAN PROGRAM AGREEMENTS

(See attached.)

EXHIBIT G

A&R LOAN AND SECURITY AGREEMENT

(See attached.)

EXHIBIT H

CRB EXIT NOTES

(See attached.)

EXHIBIT I

SHAREHOLDER AGREEMENT

(See attached.)